UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

PARAMETRIC TECHNOLOGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PARAMETRIC TECHNOLOGY CORPORATION

140 KENDRICK STREET

NEEDHAM, MASSACHUSETTS 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation at the time and location stated below.

Wednesday, March 9, 2011

8:30 a.m., local time

The Ritz-Carlton Hotel & Resort

280 Vanderbilt Road

Naples, Florida 34108

At this year’s Annual Meeting, we will ask you to:

•	Elect one director to serve for the next three years;

•	Approve an increase in the number of shares authorized for issuance under our 2000 Equity Incentive Plan;

•	Approve the performance goals under our 2000 Equity Incentive Plan;

•	Approve the compensation of our named executive officers;

•	Indicate whether you prefer a vote on the compensation of our named executive officers every year, every two years, or every three years;

•	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year; and

•	Consider other business that may further or relate to the foregoing.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 7, 2011.

Whether or not you expect to attend the meeting, we encourage you to vote your shares in advance of the meeting. You may vote your shares by internet, by telephone or, if you have requested a proxy card, by mail.

By Order of the Board of Directors

AARON C. VON STAATS

Secretary

Needham, Massachusetts

January 25, 2011

Directions to the Ritz-Carlton, Naples

From the North:

Take I-75 South to Exit 111 (Immokalee Road). Take Exit 111 and turn right onto Immokalee Road (State Road 846). Proceed 3 1/2 miles west until you reach the intersection of Immokalee Road and U.S. 41 (Tamiami Trail). Turn left onto U.S. 41; proceed one mile to the Vanderbilt Beach Road Intersection. Turn right onto Vanderbilt Beach Road. Proceed west for one mile. The Ritz-Carlton, Naples is located on the left.

From the East:

Take I-75 North (toward Naples) to Exit 107 (Pine Ridge Road). Take Exit 107 and turn left onto Pine Ridge Road. Proceed until you reach the intersection of Airport Pulling Road. Turn right onto Airport Pulling Road. Turn left onto Vanderbilt Beach Road and proceed for 3 miles. The Ritz-Carlton, Naples is located on the left.

PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION

2011 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Notice of Internet Availability of Proxy Materials.  We are making this proxy statement and our annual report available to stockholders at www.proxyvote.com. On January 25, 2011, we will begin mailing to our stockholders a notice containing instructions on how to access and review this proxy statement and our annual report at that website. The notice also instructs you how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the notice.

Why This Proxy Statement Was Provided to You.  As a stockholder, you have the right to attend and vote at the Parametric Technology Corporation (PTC) 2011 Annual Meeting of Stockholders. If you attend the Annual Meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented. The proxy statement explains the proposals to be voted on at the Annual Meeting.

You have one vote for each share of common stock that you owned at the close of business on the record date, January 7, 2011. On that date, there were 118,029,706 shares of our common stock outstanding. Common stock is our only class of voting stock.

How You May Vote by Proxy.  You may vote by proxy using the Internet or the telephone by following the instructions on your notice or your proxy card, as applicable. If you requested a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.

Please note that there are separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your notice or proxy card.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares to:

•	elect the current director nominated by the Board;

•	approve an increase in the number of shares available under our 2000 Equity Incentive Plan;

•	approve the performance goals under our 2000 Equity Incentive Plan;

•	approve the compensation of our named executive officers;

•	recommend a vote on the compensation of our named executive officers every year; and

•	confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. As of the date hereof, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote promptly. Voting promptly will not affect your right to attend the Annual Meeting. If you wish to vote at the Annual Meeting despite having voted previously, you may do so by following the procedure described below under “Revoking Your Proxy” and “How You May Vote in Person.”

Revoking Your Proxy.  You may change your vote after you have voted as described below.

Registered Stockholders. You may revoke your proxy by following any of these procedures:

•	If you voted by Internet or telephone, vote again using the Internet or telephone (which will supersede your earlier vote); or

•	If you voted by executing a proxy card, send in another signed proxy card with a later date; or

•	Send a letter revoking your proxy to PTC’s Secretary at the address indicated on page 61 under “Stockholder Proposals and Nominations,” or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

Street Name Holders. You must follow the procedures required by the brokerage firm or bank through which you hold your shares to revoke your proxy. You should contact that firm directly for more information on those procedures.

How You May Vote in Person.  You may attend the Annual Meeting and vote by ballot. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on January 7, 2011 in order to be admitted to the meeting. If you are not the holder of record, you will need to obtain a “legal proxy” from the holder of record in order to be able to vote at the Annual Meeting.

Votes Required; Effect of Abstentions and Broker Non-Votes.

•	The director elected at the meeting will be the director receiving the highest number of votes.

•	The approval of the increase in the number of shares under the 2000 Equity Incentive Plan may be approved by the affirmative vote of a majority of the votes cast.

•	The approval of the performance goals under the 2000 Equity Incentive Plan may be approved by the affirmative vote of a majority of the votes cast;

•	The advisory vote on the compensation of our named executive officers may be approved by the affirmative vote of a majority of the votes cast.

•	The preferred frequency of the advisory vote on the compensation of our named executive officers will be the choice receiving the highest number of votes cast.

•	Confirmation of the selection of PricewaterhouseCoopers LLP may be approved by the affirmative vote of a majority of the votes cast.

If you abstain from voting, or if your broker or bank does not vote on any proposal because it has not received instructions from you and is not permitted to vote in its discretion (a broker non-vote), it will not count as a vote for or against any other proposal. Brokers cannot vote on the proposals described in the first, second, fourth or fifth bullets above.

Voting and Tabulation of the Votes are Confidential.  We keep all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing your name.

Disclosure of Voting Results.  We will provide the voting results on our website at www.ptc.com following the Annual Meeting and in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the Annual Meeting.

Costs of Soliciting Proxies.  PTC will pay all the costs of soliciting proxies. In addition to mailing the notices and providing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. In addition, The Proxy Advisory Group, LLC is assisting us with the solicitation of proxies for a fee of $12,000, plus customary disbursements.

Stockholders Sharing the Same Surname and Address.  In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have a separate copy of the notice or our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you would like to receive only one copy if you now receive more than one, please submit your request to the address or phone number that appears on your notice or proxy card.

Additional Questions. If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or e-mail at IR@ptc.com.

Obtaining a Copy of Our Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended September 30, 2010 was made available with this proxy statement.

You may obtain another copy of our Annual Report on Form 10-K free of charge:

•	on our website at www.ptc.com,

•	on the SEC’s website at www.sec.gov, or

•	by contacting PTC Investor Relations at:

Investor Relations

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494-2714

Phone: (781) 370-5000

Email: ir@ptc.com

DISCUSSION OF PROPOSALS

PROPOSAL 1:	ELECTION OF DIRECTOR

Upon the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has nominated C. Richard Harrison, our Executive Chairman, for a new three-year term expiring at the 2014 Annual Meeting and recommends that you vote for his election.

In recommending and nominating Mr. Harrison, the Committee and Board considered Mr. Harrison’s contributions as our Executive Chairman and Chairman since 2009 and his leadership as our Chief Executive Officer from March 2000 through September 2010. As Chief Executive Officer, Mr. Harrison led a successful turnaround of PTC and positioned PTC for future success. As our Chairman, Mr. Harrison led the process to recruit two new well-qualified directors, Mr. Schechter and Mr. Lacy, to the Board. As our Executive Chairman, Mr. Harrison continues to serve as the PTC contact for key strategic customers and seeks to develop strategic opportunities for PTC. As a result of the positions he has held with PTC, beginning as a salesperson in 1989, Mr. Harrison has extensive leadership, management and operating experience, a deep knowledge of PTC’s products, services and business and the markets in which PTC competes, as well as significant financial and sales expertise. Mr. Harrison attended all of the Board meetings held during his current term.

Additional biographic and other information about Mr. Harrison appears in the table below. Information about Mr. Harrison’s holdings of PTC stock is set forth in “Stock Owned by Directors and Officers” on page 28.

Additional information with respect to the Nominating & Corporate Governance Committee’s process for selecting and evaluating director nominees is described under “The Nominating & Corporate Governance Committee” on page 19. There were no nominations for director by PTC stockholders.

Class III Director	Director Since	Term Expires
C. Richard Harrison, age 55	1994	2011

Executive Chairman of PTC since October 2010. Before that he held the following positions with PTC: Chairman and Chief Executive Officer from March 2009 to October 2010; Chief Executive Officer and President from March 2000 to March 2009; and President and Chief Operating Officer from August 1994 to March 2000. Mr. Harrison joined PTC in 1989.

The Board of Directors recommends that you vote FOR the election of C. Richard Harrison as a Class III director.

PROPOSAL 2:	APPROVE AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER OUR 2000 EQUITY INCENTIVE PLAN

We are seeking stockholder approval of an amendment to our 2000 Equity Incentive Plan (2000 EIP) increasing the number of shares authorized for issuance by 4,500,000 shares (from 22,300,000 to 26,800,000). Of the 22,300,000 shares previously approved, only 757,527 remained available for grant as of January 7, 2011. If approved, we expect to use the additional authorized shares for continued periodic equity grants to employees (including executive officers), directors and consultants.

Potential Effects of the Amendment

The 2000 EIP is our sole vehicle for making equity awards. The proposed amendment would make an additional 4,500,000 shares available for issuance under the 2000 EIP, which would enable us to continue to offer equity incentives to our employees (including executive officers), directors and consultants. We expect the additional shares would enable us to maintain our equity incentive program for at least the next two years. With the additional shares, our potential shareholder value transfer would be 10.19% and our potential voting power dilution (on a fully-diluted basis) would be 10.73%.

Why the 2000 EIP is Important

Our ability to attract, motivate and retain high-performing employees is vital to our ability to compete successfully in the market and to increase stockholder value. We believe our ability to grant equity incentives as an element of employee compensation is essential for us to remain competitive in attracting and retaining such employees. We believe equity incentives motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of PTC. Moreover, equity incentives align the interests of the employees with the interests of our stockholders — when PTC performs well, employees are rewarded along with other stockholders. Because the 2000 EIP is the only plan under which we can grant equity incentives, maintaining its viability by increasing the number of shares available for grant is essential for us to be able to continue to use equity incentives to attract, motivate and retain the employees necessary for our future success.

Grant Practices and Burn Rate

We use restricted stock units and restricted stock as our principal equity awards because they enable us to issue fewer shares than stock options to deliver comparable value, which reduces overhang and potential stockholder dilution. They also have a significant retention effect because they retain value even if the stock price declines.

We also emphasize performance-based awards when making equity awards to our executives. These awards are structured so that the amount received is conditioned on achievement of PTC’s important business objectives. If the performance targets are not achieved, the awards are forfeited. Since 2005, 50% of the annual equity incentive awards issued to executive officers have been performance-based awards. We have also issued other performance-based awards to our executive officers with longer term performance periods to ensure our executives are focused on the long-term growth of PTC and their interests are fully aligned with those of our stockholders.

As part of our efforts to ensure that our equity compensation program does not unduly dilute stockholders, we benchmark the program’s annual expense and burn rate against those of the companies we use to benchmark our executive compensation. The table below shows our burn rate for the past three completed fiscal years.

Burn Rate for the Three Most Recent Completed Fiscal Years

	Time-Based RSUs and Shares Granted	Performance- Based RSUs and Shares Earned	Total RSUs and Shares Granted and Earned	Weighted-Average Shares Outstanding	Burn Rate*
FY 2010
(October 1, 2009 – September 30, 2010)	2,553,007	506,000	3,059,007	115,639,000	2.65%
FY 2009
(October 1, 2008 – September 30, 2009)	3,654,408	558,411	4,212,819	114,950,000	3.66%
FY 2008
(October 1, 2007 – September 30, 2008)	3,228,183	479,701	3,707,884	113,703,000	3.26%

*	Burn Rate = Number of Time-Based Awards Granted in the Year + Number of Performance-Based Awards Earned in the Year

Weighted Average Number of Shares Outstanding for the Year

Our burn rates for fiscal 2008 and 2009 reflect events and circumstances specific to those years. For fiscal 2008, we made a special time-based retention grant. That grant was in addition to our usual time-based grants and had vesting periods reflecting the nature of the grant – two-thirds of the award vested on the second anniversary of grant and one-third vested on the third anniversary. For fiscal 2009, because our grants are based on the value we intend to deliver rather than a specific number of shares, our reduced stock price in 2009 due to macroeconomic conditions required us to grant more shares than if our stock price had been higher and consistent with historical norms.

We understand that, because we use full value awards rather than options, certain institutional investor advisors apply a multiplier to the awards granted that results in a higher burn rate than calculated by us. Our calculations using this methodology result in a three-year average burn rate of 7.98%, which exceeds the maximum burn rate of 7.26% for our industry preferred by one advisor. We are committed to maintaining an equity incentive program that accomplishes our incentive and retention goals while being sensitive to our stockholders’ concerns about dilution. Accordingly, we will maintain an average annual burn rate over the next three years that does not exceed 7.26% of our weighted average common shares outstanding. For the purposes of this burn rate calculation, each stock option award granted, if any, will count as 1.0 share while each full value award granted will count as 2.5 shares.

Board Recommendation

The Board of Directors believes that the amendment to the 2000 EIP promotes important corporate goals and is therefore in the best interests of PTC’s stockholders. The amendment to the 2000 EIP will provide PTC with the shares necessary to offer effective equity incentives, which are essential for PTC to attract, motivate and retain employees and to align PTC’s compensation needs with our stockholders’ interests.

The Board of Directors recommends that you vote FOR the proposed amendment to the 2000 EIP.

Outstanding Equity Awards and Shares Available to Grant

The following table shows the awards outstanding and that may be made under our equity incentive plans as of January 7, 2011. The shares of restricted stock shown in the table below are issued and outstanding, but remain subject to forfeiture. Accordingly, they are included in our 118,029,706 shares outstanding as of January 7, 2011.

	Options			Number of Restricted Stock Units Outstanding	Number of Shares of Restricted Stock Outstanding	Shares Available to Grant under Plan
	Number of Options Outstanding	Weighted Average Exercise Price of Outstanding Options	Weighted Average Remaining Life of Outstanding Options
2000 Equity Incentive Plan	2,351,470	$9.2766	1.94	4,959,563	81,926	757,527
Terminated Equity Plans	1,529,202	$14.7004	1.64	—	—	—

Total	3,880,672	$11.4139	1.82	4,959,563	81,926	757,527

Summary of the 2000 Equity Incentive Plan

A copy of the 2000 EIP (reflecting the proposed increase as well as the performance goals described in Proposal 3) is included as Appendix A to this proxy statement and a summary of the material terms appears below.

Administration	The plan is administered by the Compensation Committee of the Board of Directors. The Committee is composed of at least two members of our Board who meet certain tests under the U.S. tax and securities laws for independence from PTC management. If there are not at least two such members, then the entire Board serves as the Committee for purposes of the plan.

Types of Awards	The Committee may award restricted and unrestricted shares of common stock, restricted stock units, stock options and stock appreciation rights.

Eligibility	The Committee may make awards to employees, directors and consultants of PTC and its subsidiaries based upon their past or anticipated contributions to the achievement of our objectives and other relevant matters. As of January 7, 2011, five non-employee directors and approximately 5,300 employees were eligible for awards under the plan.

Restricted Stock Units	The Committee may grant restricted stock units, which are rights to receive shares of common stock in the future. The Committee determines the period during which, and the conditions under which, the award may be forfeited and the other terms and conditions of such awards. Restricted stock units may be settled in shares of common stock or cash, as determined by the Committee at the time of grant or thereafter. Restricted stock units represent unfunded and unsecured obligations of PTC.

Restricted and Unrestricted Stock	The Committee may make awards of common stock subject to forfeiture. The participant generally will forfeit the shares if specified conditions, such as the participant’s continued service with PTC or achievement of certain company performance goals, are not met. The participant is entitled to vote the shares during the restricted period. The Committee may also award common stock without restrictions. The Committee determines what, if anything, the participant must pay to receive a stock award.

Stock Options	The Committee may award incentive stock options qualifying under Section 422 of the Internal Revenue Code and nonstatutory stock options. The Committee determines the terms of the option awards, including the amount, exercise price, vesting schedule and term, which may not exceed ten years for incentive stock options. The exercise price of an option may not be less than the fair market value of a share of common stock on the date of grant. A participant may pay the exercise price of an option in cash or, if permitted by the Committee, other consideration, including by surrender of common stock the participant holds.

Stock Appreciation Rights	The Committee may grant stock appreciation rights, which are rights to receive any excess in value of shares of common stock over the exercise price. The exercise price may not be less than the fair market value of a share of common stock on the date of grant. The Committee determines at or after the time of grant whether stock appreciation rights are settled in cash, common stock or other securities of PTC, awards or other property and may define the manner of determining the excess in value of the shares of common stock.

Performance Goals	The Committee may grant awards subject to achievement of previously established performance goals. The performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the business unit in which the participant works or on the performance of PTC as a whole. The performance goals the Committee may use may be based on one or more of the following business criteria:

•   revenue

•   revenue growth

•   sales

•   expenses

•   margins

•   net income

•   earnings

•   earnings per share

•   cash flow

•   shareholder return

•   return on investment

•   return on invested capital, assets, or equity

•   profit before or after tax

•   operating profit

•   return on R&D investment

•   market capitalization

•   new product releases

•   quality improvements

•   brand or product recognition or acceptance (including market share)

•   cycle time reductions

•   customer satisfaction measures

•   strategic positioning or marketing programs or campaigns

•   strategic accounts or alliances or partnerships

•   business or information systems or organizational improvements

•   expense management

•   infrastructure support programs

•   human resource programs

•   customer programs

•   technology development programs

•   merger or acquisition integration.

Limitations on Individual Grants	In any fiscal year, the Committee may not grant to any person options, stock appreciation rights, restricted stock units or restricted stock with respect to which performance goals apply for more than 800,000 shares of common stock. This limit is subject to adjustment for changes in our structure or capitalization that affect the number of shares of common stock outstanding.

Termination of Service	The Committee determines the effect on an award of the disability, death, retirement or other termination of service of a participant.

Transferability	The Committee has the authority to permit participants to transfer any award, provided that incentive stock options may be transferable only to the extent permitted by the tax code.

Number of Shares Issuable; Change in Capitalization	757,527 shares of common stock are currently available for issuance under the plan. If there is a change in our equity structure that affects the outstanding common stock, the aggregate number of shares that are reserved for issuance under the plan, as well as the number of shares subject to outstanding awards, together with exercise prices with respect to any of the foregoing, will be adjusted by the Committee to preserve the benefits intended to be provided under the plan.

Change in Control	The Committee may act to preserve a participant’s rights under an award in the event of a change in control of PTC by, among other things, accelerating any time period relating to the exercise or payment of the award, causing the award to be assumed by another entity, or providing for compensating payments to the participant.

Repricing or Amendment of Outstanding Awards	The Committee may not, without stockholder approval, amend any outstanding option to reduce the exercise price or replace it with an option at a lower exercise price or exchange it for cash. The Committee may otherwise amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if such action (1) would terminate or reduce the number of shares issuable under an option and the participant does not have the opportunity to exercise the option or be compensated for the lost shares, or (2) taking into account any related action, would materially and adversely affect the participant.

Amendments	The Board of Directors may amend, suspend or terminate the plan, subject to any stockholder approval it deems necessary or appropriate. Under current NASDAQ Global Select Market rules, the Board may not increase the number of shares of common stock issuable under the plan (except in the case of a recapitalization, stock split or similar event) without stockholder approval.

Summary of U.S. Federal Income Tax Consequences for Awards under the 2000 Equity Incentive Plan

A summary of U.S. federal income tax consequences relating to awards under the equity incentive plan appears in “U.S. Federal Income Tax Consequences for Awards under the 2000 Equity Incentive Plan” on page 60.

Potential Benefits that May Be Awarded under the 2000 Equity Incentive Plan

All of our employees (including our executive officers) and our directors are potential recipients under the 2000 Equity Incentive Plan. The table below shows the number of restricted stock units, shares of restricted stock and stock options awarded to date under the equity incentive plan. Except as specifically provided in the “New Plan Benefits” table below, awards in this and in future years to our directors and executive officers will be determined in accordance with our then current grant practices and may vary. Our current grant practices are described in “Director Compensation,” “Compensation Discussion and Analysis” and “Executive Compensation.”

Name and Title or Group	2000 Equity Incentive Plan
	Number of RSUs Granted to Date(1)	Number of Shares of Restricted Stock Granted to Date(2)	Number of Stock Options Granted to Date
C. Richard Harrison	1,263,882	1,051,836	785,000
Executive Chairman

James E. Heppelmann	1,184,391	587,642	480,000
President and Chief Executive Officer

Barry F. Cohen	409,175	360,951	480,000
Executive Vice President, Strategy

Paul J. Cunningham	409,175	360,951	480,000
Executive Vice President, Worldwide Sales

Jeffrey D. Glidden	78,988	—	—
Executive Vice President and Chief Financial Officer

Cornelius F. Moses	297,244	378,420	293,400
Former Executive Vice President and Chief Financial Officer

All Current Executive Officers as a Group	4,432,265	2,869,429	2,464,997

All Current Non-Employee Directors as a Group	—	351,688	328,000

All Current Employees, excluding Executive Officers, as a Group	12,365,593	—	159,999

(1)	Excludes a total of 1,079,331 performance-based RSUs that were forfeited when PTC did not meet the applicable performance targets.
(2)	Excludes a total of 94,998 performance-based shares that were forfeited when PTC did not meet the applicable performance targets.

The table below shows the number of RSUs that we expect to grant to our employees, including our executive officers, as the second half of their annual awards for 2011, which awards have been delayed due to the diminished number of shares available under the 2000 EIP.

NEW PLAN BENEFITS

2000 Equity Incentive Plan

Name and Position	Number of RSUs Expected to be Granted for FY2011
C. Richard Harrison	—
Executive Chairman

James E. Heppelmann	78,767
President and Chief Executive Officer

Barry F. Cohen	34,100
Executive Vice President, Strategy

Paul J. Cunningham	34,100
Executive Vice President, Worldwide Sales

Jeffrey D. Glidden	—
Executive Vice President and Chief Financial Officer

Cornelius F. Moses	—
Former Executive Vice President and Chief Financial Officer

All Current Executive Officers as a Group	233,050

All Current Non-Employee Directors as a Group	—

All Current Employees, excluding Executive Officers, as a Group	386,321

The closing price of our common stock on January 7, 2011, as reported by The NASDAQ Global Select Market, was $22.99.

PROPOSAL 3:	APPROVE THE PERFORMANCE GOALS UNDER THE 2000 EQUITY INCENTIVE PLAN

We are seeking stockholder approval of the general business criteria that may be used to establish performance goals for awards of performance-based restricted stock and restricted stock units under the 2000 EIP so that PTC may deduct the expense associated with awards to certain of our executive officers under that plan from our corporate income taxes. The 2000 EIP has been amended since our stockholders last approved the general business criteria that may be used to establish performance goals to include five additional criteria: brand or product recognition or acceptance (including market share); strategic positioning or marketing programs or campaigns; strategic accounts or alliances or partnerships; business or information systems or organizational improvement; and merger or acquisition integration.

Deductibility of Compensation Expense is Limited by Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of compensation paid to our four highest compensated executive officers (other than our chief financial officer) to $1 million each unless that compensation is considered “performance-based compensation” under Section 162(m). Stock options and stock appreciation rights granted under the 2000 EIP are considered performance-based compensation if they have exercise prices not less than the fair value of common stock on the date of grant. Restricted stock and restricted stock units are not considered performance-based compensation and are not deductible by us unless the general business criteria of any performance goals that may be established by the Committee in connection with such awards are approved and periodically re-approved by stockholders.

Performance-Based Compensation and the 2000 EIP

We issue performance-based restricted stock units to our executives that vest only to the extent the performance goals established at the beginning of the performance period are achieved. These awards incentivize our executives to achieve our business plan and serve to align their interests with those of our stockholders. The 2000 EIP provides for a number of performance goals with respect to these awards, which enables us to structure such awards in the way we believe best supports our business plan for the award’s performance period.

Benefits of Approving the Performance Goals under the Equity Incentive Plan

We believe approval of the performance goals under the 2000 EIP is in the best interests of stockholders because it will enable us to continue to deduct the compensation expense of performance-based awards made to certain executives. We ask that you approve the revised performance goals under the 2000 EIP.

Additional Information about the 2000 Equity Incentive Plan

A copy of the 2000 EIP is included as Appendix A to this proxy statement and a summary of the material terms, including a list of the general business criteria that may be used to establish periodic performance goals, begins on page 7.

A summary of the awards outstanding, shares available for future awards, and potential future awards under the 2000 EIP appears in the “Equity Compensation Plan Information” table on page 59, the “Outstanding Equity Awards and Shares Available to Grant” table on page 6, and “Potential Benefits that May Be Awarded under the 2000 Equity Incentive Plan” beginning on page 9.

A summary of U.S. federal income tax consequences relating to awards under the equity incentive plan appears in “U.S. Federal Income Tax Consequences Relating to Awards under the 2000 Equity Incentive Plan” on page 60.

Board Recommendation

The Board of Directors recommends that you vote FOR approval of the performance goals under the 2000 Equity Incentive Plan.

PROPOSAL 4:	ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote on the compensation of our Chief Executive Officer, our former Chief Financial Officer, our current Chief Financial Officer, and our three other most highly compensated executive officers (collectively, our “named executive officers”). This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. We ask that you support the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis” beginning on page 30 and the tables and related disclosures contained in the “Executive Compensation” section beginning of page 46 of this proxy statement.

Why You Should Approve the Compensation of Our Named Executive Officers

Our compensation programs are designed to pay for performance. As described in “Compensation Discussion and Analysis,” our compensation programs for our named executive officers are heavily weighted toward “at-risk” performance-based pay. For 2010, 55% of our CEO’s compensation and 49% of our other named executive officers’ compensation was performance-based, while our peer group companies provided an average of only 40% performance-based compensation to their CEOs and only 44% performance-based compensation to their other named executive officers. Moreover, our compensation programs are designed so that if the performance-based compensation is earned in full, total compensation earned by the executives will be between the second and third quartiles of our peer group.

Our compensation programs are designed to align our executives’ interests with our stockholders’ interests. The time-based and performance-based equity awards that comprise a substantial portion of our executives’ annual compensation are subject to vesting over three years. Moreover, our executives are required to maintain certain levels of ownership of PTC stock (which amount excludes options and unvested equity). These two elements serve to align our executives’ interests with those of our stockholders in the long-term value of PTC stock.

Our compensation programs are designed to be fair and competitive. Our Compensation Committee is comprised only of independent directors and retains an independent compensation consultant to advise it on competitive market practices.

Our Executive Compensation Programs Are Described More Fully Below

Our executive compensation programs, including best practices we maintain, our compensation philosophy, and a discussion of how we establish pay amounts, is discussed in “Compensation Disclosure and Analysis” beginning on page 30.

Effect of Say-on-Pay Vote

This say-on-pay vote is advisory only and not binding on the company, the Compensation Committee or our Board of Directors. Although the vote is advisory, we and our Board of Directors and our Compensation Committee value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

Board Recommendation

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

PROPOSAL 5:	ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your preference as to the frequency of future stockholder advisory votes on the compensation of our named executive officers (the “say-on-pay” vote described above in Proposal 4). We are required by Section 14A of the Securities Exchange Act of 1934 to include a say-on-pay vote in proxy statements for our annual meetings at least once every three years, and also to seek periodic advisory votes on how often there should be a say-on-pay vote. We are asking whether the say-on-pay vote should occur every year, every two years or every three years.

Preferred Frequency of the Vote

Our Board of Directors has determined that an annual say-on-pay vote is the most appropriate alternative for PTC at this time. In formulating its recommendation, our Board of Directors considered that an annual advisory say-on-pay vote will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year and will be most useful to the Board. Accordingly, the Board of Directors recommends that you vote for an annual say-on-pay vote.

Effect of Frequency Vote

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory say-on-pay vote preferred by stockholders. This “say-on-frequency” vote is advisory only and not binding on the company or the Board of Directors. However, the Board expects to take into account the outcome of this vote when considering how frequently to seek a “say-on-pay” vote of stockholders in the future.

Board Recommendation

The Board of Directors recommends a vote for providing stockholders an advisory vote on the compensation of our named executive officers EVERY YEAR.

PROPOSAL 6:	CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

We are asking stockholders to confirm the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2011.

PricewaterhouseCoopers LLP served as our independent auditor for the fiscal year ended September 30, 2010. Information about PricewaterhouseCoopers LLP appears under “Information about Our Independent Registered Public Accounting Firm.” Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and although this vote will not be binding on PTC, the Board of Directors believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. If this confirmation is not received, the Board will request that the Audit Committee reconsider its selection of PricewaterhouseCoopers LLP.

The Board of Directors recommends that you CONFIRM the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm.

Because this year’s Annual Meeting is being held at a location other than our principal executive offices, we do not expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and, accordingly, they will not have the opportunity to make a statement or be available to respond to appropriate questions from stockholders.

OTHER MATTERS

The Board of Directors does not know of any other matters to come before the meeting. If any other matters are properly presented to the Annual Meeting, the persons named in the voting instruction or proxy card will vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT OUR DIRECTORS AND OUR BOARD

Our Directors

Our Board of Directors is divided into three classes with staggered three-year terms. Mr. Harrison has been nominated for re-election as a Class III director at this Annual Meeting as described on page 4. The term of Mr. Goldman, our other Class III director, will expire at this Annual Meeting and the size of the Board and the number of Class III directors will be reduced to six and one, respectively. The other directors named in the table below will continue in office following the Annual Meeting. Information about director holdings of PTC stock is set forth in “Stock Owned by Directors and Officers” on page 28.

Class I Directors	Director Since	Term Expires

Donald K. Grierson, age 76	1987	2012

Chief Executive Officer (Retired), ABB Vetco International, an oil services business. Mr. Grierson was Chief Executive Officer and President of ABB Vetco Gray, Inc. from September 2002 to November 2004 and from 1991 to March 2001. Mr. Grierson served as Executive Director of ABB Vetco Gray, Inc. from March 2001 to September 2002.

As a former Chief Executive Officer, Mr. Grierson has demonstrated leadership, management and operating experience, as well as significant financial, strategic and corporate governance expertise. Mr. Grierson also has an understanding of the manufacturing industry generally, which is the key industry served by our products. As a director of PTC since 1987, Mr. Grierson has extensive knowledge of PTC’s business.

James E. Heppelmann, age 46	2008	2012

President and Chief Executive Officer of PTC since October 2010. Mr. Heppelmann was President and Chief Operating Officer of PTC from March 2009 to September 2010, Executive Vice President and Chief Product Officer of PTC from February 2003 to February 2009, and Executive Vice President, Software Solutions and Chief Technology Officer of PTC from June 2001 to January 2003. Mr. Heppelmann joined PTC in 1998.

Through his experience as President and Chief Executive Officer of PTC, in his former positions with PTC, as founder of Windchill Technology (acquired by PTC), and through his significant prior experience in the product development software industry, Mr. Heppelmann has gained significant leadership, management and operating experience, extensive knowledge of PTC’s products and services and of the markets in which PTC competes, and significant technical, financial, strategic and marketing expertise.

Class II Directors	Director Since	Term Expires
Paul A. Lacy, age 63	2009	2013

President (Retired), Kronos Incorporated, a global enterprise software company. Mr. Lacy served as President and Secretary of Kronos from May 2006 through June 2008. Prior to that, Mr. Lacy served as President, Chief Financial and Administrative Officer, Treasurer and Secretary of Kronos from November 2005 through April 2006, and as Executive Vice President and Chief Financial and Administrative Officer of Kronos from April 2002 through October 2005.

As the former President and the former Chief Financial Officer of Kronos, which during his tenure grew from a $26 million hardware company into a $662 million public global enterprise software company, Mr. Lacy has significant public company software experience, leadership, management and operating experience, and significant financial, accounting and corporate governance expertise.

Michael E. Porter, age 63	1995	2013

Bishop William Lawrence University Professor based at Harvard Business School. Dr. Porter has been a Professor at Harvard Business School since 1973 and has been a University Professor since 2001. He is also a director of Thermo Fisher Scientific Inc.

As a professor of competitive strategy at Harvard Business School and a leading expert in the business strategy field, Dr. Porter has significant financial and strategic expertise. As a director of PTC since 1995, Dr. Porter has extensive knowledge of PTC’s business.

Robert P. Schechter, age 62	2009	2013

Chief Executive Officer (Retired), NMS Communications Corporation, a provider of hardware and software solutions for the communications industry. Mr. Schechter served as Chairman and Chief Executive Officer of NMS from 1995 to 2008.

Mr. Schechter has significant leadership, management, international operating and sales and marketing experience, as well as significant financial, accounting and corporate governance expertise, all gained through a broad range of positions within the software and technology industries, including as the former Chief Executive Officer of NMS Communications, the former Chief Financial Officer and former Senior Vice President responsible for all sales, marketing, customer service and product development activities outside of North America, as well as global consulting services, at Lotus Development Corporation, and as a former Partner at Coopers & Lybrand LLP and Chairman of its North East Region High Tech Practice.

Mr. Schechter was a director the following public companies for the periods stated: Unica Corporation, January 2005 – October 2010; Soapstone Networks, Inc., June 2003 – July 2009; Moldflow Corporation, January 2000 – June 2008; MapInfo Corporation, May 2002 – April 2007.

Class III Director	Director Since	Term Expires
Robert N. Goldman, age 61	1991	2011

Private investor since January 2003. Mr. Goldman was Chairman of the Board of eXcelon Corporation, a software developer, from September 2001 to December 2002 and Chief Executive Officer and President of eXcelon Corporation from November 1995 to September 2001.

As a former Chief Executive Officer, Mr. Goldman has demonstrated leadership, management and operating experience, as well as significant financial, strategic and corporate governance expertise. Mr. Goldman also has an understanding of the software industry generally. As a director of PTC since 1991, Mr. Goldman has extensive knowledge of PTC’s business.

Independence

Our Board of Directors has determined that all of our directors except Mr. Harrison (our Executive Chairman), Mr. Heppelmann (our President and Chief Executive Officer) and Dr. Porter (who has a consulting agreement with PTC as described in “Transactions with Related Persons” on page 26) are “independent directors” as defined in The NASDAQ Global Select Market listing standards. None of the independent directors, to our knowledge, had any business, financial, family or other type of relationship with PTC or its management other than as a director and stockholder.

Certain Relationships

Mr. Harrison, our Executive Chairman, and Paul Cunningham, PTC’s Executive Vice President, Worldwide Sales, are first cousins.

Board Meetings and Attendance at the Annual Meeting

PTC’s Board currently schedules five regular meetings during each fiscal year, but will meet more often if necessary. The Board met five times during 2010 and all directors attended all meetings held during their terms. We expect that each director will attend the Annual Meeting of Stockholders each year, barring other significant commitments or special circumstances. All of the directors attended the 2010 Annual Meeting of Stockholders.

Communications with the Board

Stockholders may send communications to the Board of Directors in the manner described in “IR Contacts” on the Investor Relations page of our website, www.ptc.com.

The Committees of the Board

The Board has four standing committees:

•	the Audit Committee,

•	the Compensation Committee,

•	the Nominating & Corporate Governance Committee, and

•	the Corporate Development Committee.

The Audit Committee

The Audit Committee assists our Board in fulfilling its oversight responsibilities for accounting and financial reporting compliance. This includes reviewing the financial information provided to the stockholders and others, PTC’s accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process. The Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent auditor’s examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting, and the Committee reports on such matters to our Board. The Committee meets with the independent auditor with and without PTC management present.

The Committee is directly responsible for the appointment (and, if appropriate, replacement), evaluation and compensation of the independent auditor. The Committee reviews the independent auditor’s performance in conducting the annual financial statement audit and the audit of our internal control over financial reporting, assesses the independence of the auditor, and reviews the auditor’s fees. The Committee is also responsible for pre-approving audit and non-audit related services that may be performed by the independent auditor. The Committee periodically evaluates the independent auditor’s tenure, the quality of its engagements and the associated costs to determine if rotation to a different independent auditor is advisable. Further information about the services and fees of PricewaterhouseCoopers LLP, our independent auditor, is provided in “Information about Our Independent Registered Public Accounting Firm.”

The Audit Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Schechter (Chairman), Lacy and Goldman currently serve as members of the Audit Committee. All committee members are “independent directors” under both SEC rules and the listing requirements of The NASDAQ Global Select Market governing the qualifications of members of the Audit Committee, and none of them has ever been an employee of PTC or any of its subsidiaries. The Board of Directors has determined that each of Mr. Schechter and Mr. Lacy qualifies as an Audit Committee Financial Expert, as defined by the SEC. The Audit Committee met nine times during 2010 and all members attended each meeting held during their terms.

Report of the Audit Committee

In fulfilling its responsibilities, the Audit Committee:

•	reviewed and discussed the audited financial statements for 2010 with management and with PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•

discussed with PricewaterhouseCoopers LLP its independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•

considered whether the independent auditor’s provision of the non-audit related services to PTC, which are described to in “Information about Our Independent Registered Public Accounting Firm – Services and Fees” below, is compatible with maintaining independence.

Based on the Committee’s review and discussions with management and PricewaterhouseCoopers LLP and the Committee’s review of the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for the year ended September 30, 2010 for filing with the Securities and Exchange Commission.

Audit Committee

Robert P. Schechter, Chairman

Robert N. Goldman

Paul A. Lacy

The Compensation Committee

The Compensation Committee establishes the compensation levels for our executive officers and oversees our employee compensation programs, including the corporate bonus programs. This includes setting corporate goals and objectives relevant to compensation of executive officers and evaluating performance against those goals and objectives. The Committee is also responsible for administering our equity compensation plans. It also reviews and makes recommendations to the Board with respect to director compensation.

The Compensation Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Goldman (Chairman), Grierson and Schechter, all of whom qualify as “independent directors” under The NASDAQ Global Select Market listing requirements, currently serve as members of the Compensation Committee. The Committee met six times during 2010 and all members attended each meeting.

Executive Compensation Process. For fiscal 2010, the Compensation Committee began the process of establishing executive compensation for the next fiscal year at its May meeting with a review of peer group CEO compensation as compared to compensation of our CEO. The Committee then met again in July in connection with a meeting of the full Board at which the directors evaluated anticipated corporate performance for the current fiscal year and discussed the proposed business plan for the next fiscal year with management. The Committee reviewed executive and company performance for the then current fiscal year and began developing the executive compensation program to support the business plan for the next fiscal year. The Committee met again in September to evaluate the anticipated corporate performance for the current fiscal year, including the amounts expected to be earned by the executives under the annual executive incentive plan and with respect to the annual performance-based restricted stock awards, and to further refine the executive compensation program to support the business plan for the next fiscal year. The Committee also established base salaries and target annual bonus amounts for the executive officers for the next fiscal year at the September meeting. The Committee then met again in November to review the financial results for the last completed fiscal year and determine the extent to which the performance criteria for the annual executive incentive plan and annual performance-based restricted stock awards were met. The Committee also established the performance criteria for the current fiscal year’s executive incentive plan and performance-based equity awards and made the annual performance-based and time-based equity awards to the executives at this meeting. Decisions made with respect executive compensation for 2010 are discussed in detail in “Compensation Discussion and Analysis.”

Director Compensation Process. At the meeting of the Board of Directors held directly after the Annual Meeting of Stockholders, the Compensation Committee recommends to the Board the compensation to be paid to the directors for the year. The Board, based on this recommendation, then establishes the annual compensation for the directors. In making its recommendation, the Committee considers a competitive assessment of the company’s director compensation with that of the peer group and reviews each element of director compensation, including the annual retainer, the committee chair retainer, meeting fees and equity awards, to determine whether the amounts are competitive and reasonable for the services provided by the directors.

Outside Advisors; Role of the Compensation Consultant. The Committee may engage compensation consultants or other advisors to provide information and advice to the Committee, and the costs of such engagements are paid by the company. The Committee engaged Pearl Meyer & Partners, LLC as its independent compensation consultant for 2010. Pearl Meyer does not provide any other services to PTC and consults with PTC’s management only as necessary to obtain relevant compensation and performance data for the executives and PTC as well as essential business information so that it can effectively support the Committee with appropriate competitive market information and relevant analyses.

Pearl Meyer provides a range of services to the Committee to support the Committee’s agenda and obligations, including providing legislative and regulatory updates, peer group compensation data so that the Committee can set compensation for executives in accordance with our policies, advice on the structure and competitiveness of our compensation programs (including benefits provided by our peers upon a change in control and otherwise as part of their compensation programs), and advice on the consistency of our programs with our executive compensation philosophy. Pearl Meyer attends Committee meetings, reviews compensation data and issues with the Committee, and participates in discussions regarding executive compensation issues, but does not determine or recommend the amount or form of compensation established.

PTC paid $340,461 to Pearl Meyer & Partners for services performed for the Committee during 2010. PTC also purchased two compensation surveys from Pearl Meyer for an aggregate of $7,400 in 2010.

Consultation with Management; Committee Decisions. Members of management, including our Chief Executive Officer and President, our Chief Financial Officer, our Executive Vice President, Strategy (who is responsible for Human Resources), our Senior Vice President, Corporate Human Resources, and our Corporate Vice President and General Counsel, participate in Compensation Committee meetings as requested by the Committee to present and discuss the materials provided, including recommendations to be considered relative to executive pay and competitive market practices. These members of management primarily assist the Committee in understanding PTC’s business plan and long-term strategic direction, developing the performance metrics and targets for our performance-based compensation programs, and understanding the technical or regulatory considerations as well as the motivational factors of the decisions that are intended to drive executive and company performance. Although the Committee solicits input and perspective from management and Pearl Meyer with respect to executive compensation, decisions on executive compensation are made solely by the Compensation Committee and without the presence of the Chief Executive Officer.

Delegation under the Equity Plan. The Committee is authorized to delegate to executive officers the power to make awards under the 2000 Equity Incentive Plan other than to directors and executive officers and all determinations under the Plan with respect thereto, provided that the Committee establishes the aggregate and individual maximum amounts of such awards. The Committee has delegated to our Chief Executive Officer the authority to make awards to employees under the 2000 Equity Incentive Plan within established parameters. (See “Timing of Equity Grants” on page 43 for such parameters.)

The Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee is appointed by the Board to:

•	assess Board membership,

•	make recommendations regarding potential nominees for election to the Board and membership on committees of the Board,

•	develop and recommend policies and processes regarding corporate governance matters, and

•	maintain a CEO succession plan in order to ensure continuity of leadership for PTC.

The Nominating & Corporate Governance Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com. Messrs. Grierson (Chairman), Goldman and Lacy currently serve as members of the Committee. All Committee members qualify as “independent directors” under The NASDAQ Global Select Market listing requirements. The Committee met three times during 2010 and all members attended each meeting held during their term.

The Nominating & Corporate Governance Committee’s responsibilities regarding director nominations are to:

•	determine the desired Board skills and attributes for directors;

•	consider and recruit candidates to fill positions on the Board;

•	review candidates recommended by stockholders;

•	conduct the appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates; and

•	recommend director nominees for approval by the Board or the stockholders.

The Committee may obtain recommendations from director search firms engaged for the purpose of recruiting new directors, or through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular search. Such specifications will change from one search to another based on the Committee’s determination of the Board’s needs at the time.

Qualifications for Director Nominees and Diversity

The Nominating & Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a diversity of skills and attributes that is aligned with PTC’s strategic needs. The minimum qualifications for director nominees are that they:

•	be able to dedicate the time and resources sufficient for the diligent performance of the duties required of a member of the Board of Directors;

•	not hold positions or interests that conflict with their responsibilities to PTC; and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.

Additionally, PTC’s Corporate Governance Guidelines require that at least a majority of members of the Board of Directors qualify as independent directors in accordance with NASDAQ independence rules.

The Nominating & Corporate Governance Committee’s process for evaluating nominees for director is to consider an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and such other relevant criteria as may contribute to the Board’s effectiveness and PTC’s success. This evaluation is performed in light of the Committee’s view that diversity among the directors as to personal and professional experiences, opinions, perspectives and backgrounds is desirable. The Committee is mindful of the importance of identifying qualified women and minority candidates and seeks to identify such candidates in any search process. The Committee does not foreclose any sources when identifying potential candidates.

The Nominating & Corporate Governance Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. The Committee will consider persons recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals and Nominations.”

The Corporate Development Committee

The Corporate Development Committee evaluates corporate development opportunities, including mergers and acquisitions, and assists management in developing strategies and processes regarding such initiatives. The Committee is authorized to approve transactions within parameters established by the Board from time to time. The Committee acts under a written charter, which is available on the Investor Relations page of our website at www.ptc.com.

Messrs. Porter (Chairman) and Grierson, each of whom has extensive business expertise (including in the area of corporate strategy), serve as members of the Corporate Development Committee. The Committee met once during 2010 and both members attended the meeting.

Board Leadership Structure

Our Board leadership structure is currently comprised of an Executive Chairman (Mr. Harrison), who is our former Chief Executive Officer, an Independent Lead Director (Mr. Grierson), and a Chief Executive Officer (Mr. Heppelmann). Our Board does not have a set leadership structure and in recent years we have had, alternately, an independent Chairman, a combined Chairman and Chief Executive Officer with a Lead Independent Director, and a non-independent Executive Chairman with a Lead Independent Director. Our policy is to have a Lead Independent Director if the Executive Chairman or Chairman is not independent. We believe the current Board leadership structure serves us and our stockholders well by having an Executive Chairman who is involved in the business and the strategic direction of the company and a strong Lead Independent Director to provide independent leadership of the Board.

The role of the Lead Independent Director is to:

•	Preside at meetings of the Board when the Chairman is not present and at executive sessions of the independent directors,

•	Call meetings of the independent directors,

•	Serve as principal liaison on Board-wide issues between the independent directors and the Chairman,

•

Develop and approve Board meeting agendas and schedules, including facilitating the Board’s approval of the number and frequency of Board meetings, as well as the schedule of the meeting to ensure there is sufficient time for discussion of agenda items,

•	Authorize the retention of outside advisors and consultants who report directly to the Board on Board-wide issues, and

•	If requested by shareholders, be available, as appropriate, for consultation and direct communication.

Risk Oversight

The Board seeks to understand and exercise its oversight responsibilities with respect to the risks facing PTC. The Board exercises its risk oversight responsibilities as a whole and through its committees.

•	The Audit Committee is responsible for overseeing risk management as it relates to PTC’s financial condition, financial statements, financial reporting process and accounting matters.

•

The Compensation Committee is responsible for overseeing PTC’s overall compensation practices, polices and programs and assessing the risks associated with such practices, policies and programs. (See “Assessment of Risks Associated with Our Compensation Programs” for a description of our assessment of those risks.)

•	The Corporate Development Committee is responsible for overseeing PTC’s management of the risks associated with certain prospective acquisitions and strategic initiatives.

•

The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and PTC’s corporate governance, including evaluating and considering evolving corporate governance best practices.

The Board and the relevant committees review with PTC’s management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in PTC’s strategic decisions, the Board and the relevant committees do not view risk in isolation, but discuss risk throughout the year in relation to proposed actions and initiatives. We believe that having a Lead Independent Director enhances the Board’s ability to oversee the company’s risks.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, an independent registered public accounting firm, served as PTC’s independent auditor for 2010 and has reported on our 2010 consolidated financial statements and internal control over financial reporting. The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP for 2011 and, as described above, the Board is seeking your confirmation of that appointment.

The Audit Committee is responsible for the engagement of our independent auditor and for approving, in advance, all audit services and permitted non-audit services to be provided by the independent auditor. The Audit Committee has adopted a policy for the engagement of the independent auditor that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditor has historically performed or may be asked to perform in the future. The policy, which is to be reviewed and re-adopted at least annually by the Audit Committee:

•

approves the performance by the independent auditor of certain types of services (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that engaging the auditor for such services would not be likely to impair the independent auditor’s independence from PTC;

•	requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform other types of permitted services;

•	prohibits the performance by the independent auditor of certain types of services due to the likelihood that its independence would be impaired; and

•	sets an aggregate expenditure limitation on approved services and provides for fee caps on certain categories of approved services that may not be exceeded without the prior approval of the Committee.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any engagement of the independent auditor is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards. The Committee considers:

•	whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements;

•	whether the independent auditor would be functioning in the role of management or in an advocacy role;

•	whether performance of the service by the independent auditor would enhance PTC’s ability to manage or control risk or improve audit quality;

•

whether performance of the service by the independent auditor would increase efficiency because of the auditor’s familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and

•

whether the amount of fees involved, or the proportion of the total fees payable for tax and other non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Services and Fees

The following table shows the fees we incurred for professional services rendered by PricewaterhouseCoopers LLP, during 2010 and 2009. All of the fees disclosed below were pre-approved by the Audit Committee in accordance with the policy described above.

Type of Professional Service Fees	Fiscal 2010	Fiscal 2009
Audit Fees	$2,943,400	$2,911,000
Audit-Related Fees(1)	$52,300	$232,000
Tax Fees(2)	$2,067,700	$2,020,000
All Other Fees(3)	$1,500	$2,000

(1)	Consists principally of fees for services related to consultations concerning financial accounting and reporting standards.
(2)	Consists principally of fees related to tax compliance, tax planning and tax advice services and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees), as follows:

Type of Tax Service	Fiscal 2010	Fiscal 2009
Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$421,000	$428,000
Tax compliance services related to PTC’s expatriate employees	$801,400	$542,000
Other tax services including tax planning and advice services and assistance with tax audits	$845,300	$1,050,000

Total	$2,067,700	$2,020,000

(3)	Consists of accounting research software.

DIRECTOR COMPENSATION

We pay our directors a mix of cash and equity compensation. Due to their employment relationships with the company, Mr. Harrison, our Executive Chairman, and Mr. Heppelmann, our President and Chief Executive Officer, receive no compensation for their service as directors and, accordingly, are not named in the table below.

Cash Compensation

The amounts in the “Fees Earned or Paid in Cash” column reflect the named director’s annual board and committee retainer fees and meeting fees.

Board Retainer. The Lead Independent Director was paid an annual cash fee of $75,000 and each of the other directors was paid an annual cash fee of $35,000. If a director is elected to the board other than at an Annual Meeting of Stockholders, as was Mr. Lacy, such director receives only a prorated portion of the annual fee for the year in which he is first elected.

Committee Retainer. The Chairman of each of the Audit Committee and Compensation Committee was paid an annual committee chairman fee of $10,000 and the chairman of each of our other Board committees was paid an annual committee chairman fee of $5,000. No committee chairman fees are paid to the Lead Independent Director when serving as a committee chairman.

Meeting Fees. We pay each director a fee of $2,000 for attendance at each Board meeting and $2,000 for attendance at each committee meeting of which the director is a member.

Equity Compensation

We make annual equity awards to our directors. For their service as directors in 2010, we awarded:

•	12,912 shares of restricted stock to the Lead Independent Director, Mr. Grierson,

•	11,813 shares of restricted stock to each of the Chairman of the Audit Committee (Mr. Schechter) and the Chairman of the Compensation Committee (Mr. Goldman), and

•	10,714 shares of restricted stock to each of the other directors (Mr. Lacy and Mr. Porter).

We also made the following awards to Mr. Lacy upon his joining the Board in December 2009:

•	2,753 shares of restricted stock as a pro-rated grant of annual shares that vested in March 2010, and

•	16,634 shares of restricted stock as a one-time new director award that vested as to 8,317 shares in December 2010 and will vest as to the remaining 8,317 shares in December 2011.

Stock Ownership Policy

Our stock ownership policy for our outside directors requires them to attain and maintain an ownership level of PTC common stock, excluding unvested restricted stock, having a value equal to five times their respective annual Board retainer. The Director Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com.

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		All Other Compensation ($)		Total ($)
Donald K. Grierson	$113,000	$234,998	(2)	$—		$347,998
Lead Independent Director,
Chairman, Nominating & Corporate Governance Committee

Robert N. Goldman	$91,000	$214,997	(2)	$—		$305,997
Chairman, Compensation Committee

Paul A. Lacy	$59,000	$449,994	(3)	$—		$508,994

Michael E. Porter	$52,000	$194,995	(2)	$199,993	(5)	$446,988
Chairman, Corporate Development Committee

Robert P. Schechter	$75,000	$214,997	(2)	$—		$289,997
Chairman, Audit Committee

Noel G. Posternak(4)	$12,000	$—		$—		$12,000

(1)	The number of outstanding stock options and shares of restricted stock held by each named director as of September 30, 2010 is shown in the table below.

	Options			Shares of Restricted Stock
Name	Exercisable	Unexercisable	Total
Donald K. Grierson	71,000	—	71,000	12,912
Robert N. Goldman	26,000	—	26,000	11,813
Paul A. Lacy	—	—	—	27,348
Michael E. Porter	106,000	—	106,000	23,709
Robert P. Schechter	—	—	—	20,959
Noel G. Posternak	80,000	—	80,000	—

(2)	Grant date fair value of restricted stock granted on March 3, 2010. The grant date fair value is equal to the number of shares granted multiplied by the closing price of $18.20 of our common stock on The NASDAQ Global Select Market on that date.
(3)	Grant date fair value of restricted stock granted on December 1, 2009 upon Mr. Lacy’s becoming a director and on March 3, 2010 as annual award. The grant date fair value of restricted stock granted on December 1, 2009 was $297,202 based on a closing price of $15.33 on that date. The grant date fair value of the March 3, 2010 award was $194,995 based on a closing price of $18.20 on that date.
(4)	Mr. Posternak’s term as a director ended in March 2010.
(5)	Amount related to Professor Porter’s consulting agreement with PTC. The amount represents 12,995 shares of restricted stock awarded on November 19, 2009. The grant date fair value of the November 19, 2009 award was $199,993 based on a closing price of $15.39 on that date. Half of the shares vested on November 19, 2010 and the remaining half will vest on November 19, 2011. His agreement with us is described in “Transactions with Related Persons” on page 26.

TRANSACTIONS WITH RELATED PERSONS

Review of Transactions with Related Persons

We have a written policy regarding the review, approval and ratification of transactions involving related persons. Related persons include our directors, executive officers and persons or entities that beneficially own 5% or more of our outstanding common stock and their respective immediate family members as defined in applicable SEC regulations. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transaction and will consider:

•	if the transaction has an appropriate business purpose,

•	if the terms of the transaction are not less favorable to PTC than those that could be obtained from an unrelated third party,

•	if it is necessary or desirable for PTC to enter into the transaction at that time,

•	if the amount of consideration to be paid or received by PTC is appropriate, and

•	if entering into the transaction with the related person rather than an independent third party is desirable.

All related person transactions described below were reviewed and approved by the Audit Committee in accordance with such policy.

Transactions with Related Persons

Michael Porter, one of our directors, consults with our executives on strategic matters and participates in executive management seminars sponsored by us for existing and potential customers. In consideration of the strategic consulting services to be provided under his current agreement with us, we granted him 12,995 shares of restricted stock on November 19, 2009 (worth approximately $200,000 based on the grant date fair value of the shares). These shares vested as to 6,498 shares on November 19, 2010 and will vest as to 6,497 shares on November 19, 2011. Any unvested shares will be forfeited if PTC terminates the agreement for cause or if he terminates the contract before the termination date. He will also be paid $15,000 for each seminar he conducts at PTC’s Needham, Massachusetts Corporate Visitor Center and $30,000 for each seminar conducted elsewhere. These seminar fees are limited to an aggregate of $200,000 over the term of the agreement, which ends on November 19, 2011.

Matthew Cohen, Divisional Vice President—PTC University, is the son of Barry Cohen, PTC’s Executive Vice President, Strategy. For 2010, Matthew Cohen received a salary of $195,365 and earned commissions of $84,855 based on educational products and services bookings and margin. Matthew Cohen also participates in PTC’s standard employee benefits and received a matching contribution of $5,861 under PTC’s 401(k) plan. He was also granted 9,868 RSUs (which had a grant date fair value of approximately $150,000 and vest over three years) in 2010.

Brian Cunningham, a Strategic Account Representative for PTC, is the brother of Paul Cunningham, PTC’s Executive Vice President, Worldwide Sales. For 2010, Brian Cunningham received a salary of $119,692, an automobile allowance of $3,600 and earned commissions of $147,666. Brian Cunningham also participates in PTC’s standard employee benefits and received a matching contribution of $3,591 under PTC’s 401(k) plan. He was also granted 837 RSUs (which had a grant date fair value of approximately $15,000 and vest over three years) in 2010.

Emmanuel Govignon, a Director of Portfolio and Planning for PTC, is the stepson of Barry Cohen, PTC’s Executive Vice President, Strategy. For 2010, Mr. Govignon received a salary of $98,950, a bonus of $3,028 and earned commissions of $37,904. Mr. Govignon also participates in PTC’s standard employee benefits and received a matching contribution of $2,969 under PTC’s 401(k) plan. He was also granted 837 RSUs (which had a grant date fair value of approximately $15,000 and vest over three years) in 2010.

Howard Heppelmann, Vice President, Senior General Manager for PTC, is the brother of James Heppelmann, our President and Chief Executive Officer. For 2010, Howard Heppelmann received a salary of $185,269, a bonus of $82,550, an automobile allowance of $2,400 and a relocation allowance of $3,256. Howard Heppelmann also participates in PTC’s standard employee benefits packages and received a matching contribution of $5,558 under PTC’s 401(k) plan. He was also granted 6,578 RSUs (which had a grant date fair value of approximately $100,000 and vest over three years) in 2010.

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Stockholders That Own at Least 5% of PTC

The following table shows all persons we believe to be beneficial owners of at least 5% of PTC common stock as of December 1, 2010. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the Securities and Exchange Commission (SEC) by the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

Stockholder	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Outstanding(2)
Ameriprise Financial, Inc.(3)	16,747,373	(3)	14.21%
RiverSource Investments, LLC Seligman Communications and Information Fund, Inc. c/o Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474

Cramer Rosenthal McGlynn, LLC(4)	10,183,657	(4)	8.64%
520 Madison Avenue New York, New York 10022

BlackRock, Inc.(5)	9,253,258	(5)	7.85%
40 East 52nd Street New York, NY 10022

Goldman Sachs Asset Management, L.P.(6)	7,730,987	(6)	6.56%
GS Investment Strategies , LLC 32 Old Slip New York, NY 10005

The footnotes for this table appear below the next table.

Stock Owned by Directors and Officers

The following table shows the PTC common stock beneficially owned by PTC’s current directors and named executive officers, as well as all current directors and executive officers as a group, as of December 1, 2010.

	Number of Shares Beneficially Owned(1)(7)	Percentage of Common Stock Outstanding(2)
Robert N. Goldman	117,295	0.10%
Donald K. Grierson	147,820	0.13%
Paul A. Lacy	30,101	0.03%
Michael E. Porter(8)	283,215	0.24%
Robert P. Schechter	36,657	0.03%
C. Richard Harrison(9)	1,950,692	1.64%
James E. Heppelmann	788,559	0.67%
Barry F. Cohen	720,659	0.61%
Paul J. Cunningham	71,802	0.06%
Jeffrey D. Glidden	—	—
All directors, nominees for director, and current executive officers as a group (15 persons)	4,452,786	3.76%

(1)	Shares beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2)	For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding consists of the 117,881,348 shares outstanding as of December 1, 2010 and any shares subject to options held by the person that are exercisable on or before January 30, 2011.
(3)	As reported on Schedule 13G dated February 12, 2010, Ameriprise Financial, Inc. (“Ameriprise”) is the holding company of RiverSource Investments, LLC (“RiverSource”), a registered investment advisor and the advisor to Seligman Communications and Information Fund, Inc., a registered investment company (the “C&I Fund”). The C&I Fund holds 8,827,116 of the shares reported (7.49% of PTC’s common stock) directly and has sole voting power over those shares, while it shares investment power over them with RiverSource and Ameriprise. Other clients of RiverSource have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of the other PTC shares included in the aggregate number of shares reported. Ameriprise and RiverSource have no voting power over 16,627,373 of such shares and shared voting power over 120,000 of such shares.
(4)	As reported on Schedule 13G dated February 10, 2010, Cramer Rosenthal McGlynn, LLC is an investment advisor registered with the SEC which shares voting power over 81,610 of such shares.
(5)	As reported on Schedule 13G dated January 29, 2010, BlackRock, Inc. is a parent holding company that has beneficial ownership of the shares reported through its investment adviser subsidiaries.
(6)	As reported on Schedule 13G dated February 12, 2010, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC, which are investment advisors, share voting power over 7,491,431 of such shares and investment power over all such shares, which are held in client accounts.
(7)	The amounts listed include the following shares of common stock that may be acquired on or before January 30, 2011 through the exercise of options: Mr. Goldman, 26,000 shares; Mr. Grierson, 71,000 shares; Mr. Porter, 106,000 shares; Mr. Harrison, 889,418 shares; Mr. Heppelmann, 529,996 shares; Mr. Cohen, 590,000 shares; Mr. Cunningham, 20,000 shares; and all directors and current executive officers as a group, 2,303,613 shares.
(8)	10,000 of such shares are held in a margin account.
(9)	6,623 of such shares are held jointly by Mr. Harrison with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes (in this case, “beneficial ownership” means a pecuniary interest in the shares).

Based on our review of all reports filed by our insiders or written representations from insiders that all reportable transactions were reported, we believe that all of our insiders filed on a timely basis all reports required by Section 16(a) for 2010 except one Form 4 for each of Robert Gremley and Brian Shepherd, in each case relating to the vesting of an RSU award, and a Form 5 by C. Richard Harrison relating to receipt of a bequest of shares.

COMPENSATION DISCUSSION AND ANALYSIS

As discussed in Proposal 4 above, we’re conducting a “say-on-pay” vote this year that asks for your approval of the compensation of our named officers as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” This is the first time we are holding such a vote.

The Compensation Committee of our Board of Directors determines the compensation for our executives. We discuss below our executive compensation program and the compensation decisions made for 2010 for our Chief Executive Officer, our former and current Chief Financial Officers, and the three other executive officers named in the Summary Compensation Table on page 46 (collectively, our “named executive officers”). The process we use to establish pay is described in “The Compensation Committee” on page 17 of this proxy statement. We believe our executive compensation policies and practices appropriately balance the interests of our executives with those of our stockholders.

Executive Summary

We pay for performance. The core of our executive compensation philosophy is pay for performance. Accordingly, our executives’ compensation is heavily weighted toward “at-risk” performance-based compensation. Our executives’ compensation for 2010 reflects this linkage.

•

Our executives’ compensation for 2010 consisted of a base salary, a short-term incentive bonus under our annual incentive plan, and long-term equity awards that are eligible to vest based on performance criteria and time-based criteria. Accordingly, 55% of our CEO’s and 49% of our other named executives’ compensation was performance-based for 2010, which was a higher percentage than the average of our peers.

•

Base salaries and the value of long-term time-based equity awards for 2010 were the same as for 2009, as were target bonus amounts under our annual incentive plan and the target value of long-term performance-based equity awards (other than for Mr. Heppelmann, whose compensation opportunity increased for 2010 due his promotion to President and Chief Operating Officer). Accordingly, the only opportunity to achieve pay above 2009 levels was to achieve the performance criteria for the year tied to our business plan. Our operating results improved significantly over 2009 and the amount of performance-based compensation we paid reflected those improved operating results, as shown in the tables below.

•

The performance criterion for our 2010 annual incentive plan at which point 100% of target bonus would be earned was achievement of $162 million of non-GAAP operating margin dollars, and the performance criterion for 2010 for our long-term performance-based equity at which point 100% of the equity would be earned was $145 million of non-GAAP operating margin dollars. These represented target performance increases of 34% and 20%, respectively, over PTC’s 2009 performance.

PTC’s 2010 Performance Compared to 2009

	2010	2009	% Change
Revenue	$1,010.0 million	$938.2 million	7.7%
Non-GAAP Operating Margin Dollars(1)	$162.4 million	$120.9 million	34.3%
Non-GAAP Operating Margin(1)	15.6%	12.9%	21.1%
Non-GAAP Earnings per Share(1)	$1.00	$0.80	25.0%
Stock Price on September 30	$19.54	$13.82	41.4%

(1)	Non-GAAP Operating Margin Dollars, Non-GAAP Operating Margin and Non-GAAP EPS exclude from the equivalent GAAP results stock-based compensation expense of $48.9 million in 2010 and $43.3 million in 2009, amortization of acquired intangible assets and in-process research and development of $34.0 million in 2010 and $35.6 million in 2009, and $22.7 million of restructuring charges in 2009. Non-GAAP EPS also excludes income tax adjustments of $21.3 million in 2010 and $(39.5 million) in 2009 and Non-GAAP Operating Margin Dollars also excludes $4.8 million of compensation expense associated with bonus payments above Target amounts in 2010.

2010 Compensation Earned Compared to 2009

	2010(1)		2009(2)	% Change
C. Richard Harrison Chief Executive Officer	$6,093,612		$5,071,669	20.15%
James Heppelmann President and Chief Operating Officer	$4,757,786	(3)	$3,277,388	45.17	%(3)
Neil Moses Executive Vice President, Chief Financial Officer(4)	$2,846,372		$2,065,000	37.84%
Barry Cohen Executive Vice President, Strategic Services and Partners	$2,508,569		$1,772,746	41.51%
Paul Cunningham Executive Vice President, Worldwide Sales	$2,516,380		$1,779,646	41.40%

(1)	Includes cash paid under our annual executive incentive plan and time-based and performance-based long-term equity (RSUs). The RSUs were valued at the closing price of a share of our common stock on the NASDAQ Global Select Market on the date of grant: $15.20 on November 3, 2009. The RSUs are subject to time-based vesting and vested as to one-third of the RSUs on November 15, 2010 and will vest as to an additional one-third of the RSUs on each of November 15, 2011 and November 15, 2012 only if the executive remains employed by us on the vest date. The breakdown of the performance-based cash and equity is shown in the table below.

Breakdown of Performance-Based Cash and Equity Earned for 2010

	Performance- Based Cash Bonus	Performance-Based Equity (One-Third vests in each of November 2010, 2011 and 2012)	Total 2010 Performance- Based Compensation
C. Richard Harrison Chief Executive Officer	$1,200,000	$2,142,090	$3,342,090

James Heppelmann President and Chief Operating Officer	$600,000	$1,499,997	$2,099,997

Neil Moses Executive Vice President, Chief Financial Officer	$300,000	$911,787	$1,211,787

Barry Cohen Executive Vice President, Strategic Services and Partners	$300,000	$746,791	$1,046,791

Paul Cunningham Executive Vice President, Worldwide Sales	$300,000	$746,791	$1,046,791

(2)	As explained in footnote 3 to the Summary Compensation Table, the amounts shown in the Summary Compensation Table for 2009 do not represent amounts actually earned for 2009 because those amounts include the grant date fair value of equity awarded under performance-based plans that was not earned and was forfeited. The amounts shown in this table are the actual amounts earned for 2009.
(3)	Compensation for 2010 reflects the increase in compensation payable to Mr. Heppelmann as a result of his promotion to President and Chief Operating Officer in March 2009. At that time, Mr. Heppelmann’s base salary was increased from $487,000 to $550,000, his target bonus increased from $300,000 to $600,000 and his target annual equity award value increased from $2,440,400 to $3,000,000.
(4)	Mr. Moses was our Chief Financial Officer until September 26, 2010. Mr. Glidden became our Chief Financial Officer on September 27, 2010. Because Mr. Glidden joined PTC only shortly before our fiscal year end of September 30, 2010, he did not participate in any of our performance-based compensation plans for 2010.

We maintain other compensation practices that also benefit stockholders.

•	Our long-term equity incentives, including performance-based incentives, vest over a period of three years to ensure that our executives maintain a long-term view of stockholder value.

•

Our corporate performance-based plans do not offer upside for performance beyond the plan so that such performance enables us to invest those amounts in growing our business and otherwise providing value to our stockholders.

•	Our compensation policies and practices are designed so that they do not pose a material risk to PTC. (See “Assessment of Risks Associated with Our Compensation Programs” on page 45)

•

We do not provide perquisites or supplemental retirement benefits to our executives. We believe the amounts we pay to our executives are fair and competitive and are sufficient without the use of perquisites or supplemental retirement benefits.

•

We require our executives to maintain specified levels of ownership of our stock to ensure our executives interests are even more effectively linked to those of our stockholders. (See “Equity Ownership” on page 43.)

•	We do not allow our executives to hedge their exposure to ownership of, or interest in, our stock; nor do we allow them to engage in speculative transactions with respect to our stock.

•	Our executive agreements:

—	were amended in 2010 to sunset the “gross-up” on certain “golden parachute” payments in connection with a change in control for then current executives (and we have committed that any new executive agreements, such as the one we entered into with Mr. Glidden, will not contain any gross-ups for golden parachute payments),

—	were amended in 2010 to eliminate payment of an amount equal to the executive’s target annual bonus upon a change in control,

—	contain “double triggers” that require termination in connection with a change in control before most equity is accelerated,

—	provide only limited severance benefits, and no equity acceleration, in connection with terminations without cause absent a change in control.

(See “Potential Payments on Termination or Change-in-Control” on page 53.)

•	Our Compensation Committee is comprised of three directors who are “independent” under NASDAQ Stock Market rules. (See “The Compensation Committee” on page 17.)

•

Our Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners, is retained directly by the Committee and provides no other services to PTC. (See “The Compensation Committee” on page 17.)

Compensation Philosophy & Objectives

We believe that our compensation plans should align our executives’ interests with those of our shareholders and reward our executives for their contributions to the long-term success of PTC. We also believe that a substantial portion of our executives’ compensation should be performance-based to create appropriate incentives and rewards for achieving performance objectives established by the Committee.

Accordingly, we design our compensation plans and associated performance objectives to:

•	motivate our executives to advance the interests of PTC and increase stockholder value;

•	reward our executives for their contributions to the success of PTC; and

•	retain the services of our executives as long as the interests of PTC are being satisfied and the compensation being paid is commensurate with the value being delivered by the executive.

Finally, we assess the compensation we establish for our executives against the compensation paid to executives in similar positions in the peer group discussed below to ensure that the compensation we pay is competitive and fair to our executives and our stockholders by ensuring that the amounts we establish are generally within the second and third quartiles of the compensation paid by the peer group.

Components of Compensation

Main Components

Total direct compensation for our executives consists of the three components described in the table below. We also describe why we use each component and the important features of that component.

Component	Objective	Features
Base Salary	Provide a minimum, fixed level of cash compensation.

•  Set within the context of our annual competitive analysis.

•  Adjustments may be made to reflect market conditions for a position, changes in the status or duties associated with a position or internal equity.

Annual Short-Term Performance-Based Bonus	Focus the executive on achieving specific goals related to PTC’s business plan for the current fiscal year.

•  Performance metrics and target bonus amounts established at beginning of fiscal year.

•  Performance metric for 2010 was non-GAAP operating margin dollars and was established to align with PTC’s 2010 business plan.

Annual Long-Term Equity Incentive Awards	Promote alignment of the executive’s long-term personal interests with the long term interests of PTC and its shareholders. Provide a retention incentive.

•  Provided in the form of restricted stock units (RSUs) for 2010.

•  50% of the award is performance-based:

—  subject to performance criteria aligned with PTC’s 2010 business plan,

—  earned only to the extent the performance criteria are achieved,

—  RSUs earned are subject to subsequent time-based vesting (one-third after one year upon determination of achievement of the performance metrics established for that year, one-third in each of the next two years if the executive remains employed by PTC on the vest date).

•  50% of the award is time-based and vests in three substantially equal annual installments over the three years following the date of grant if the executive remains employed by PTC on the vest date.

Other Benefits

Our executives are eligible to participate in the standard benefits and programs available to all PTC employees on the same terms and conditions as all employees, including our 401(k) savings plan. In addition, during 2010 we provided Mr. Harrison, our chief executive officer, with supplemental long-term disability coverage. We provide no other significant benefits or perquisites to our executives.

Mix of Compensation Components

We use the compensation components described in the table above because we believe they provide an appropriate mix of guaranteed compensation and at-risk compensation that promotes short-term and long-term performance and produces appropriate rewards. With this mix, we provide the executive with a competitive base salary while motivating the executive to focus on the business criteria that will produce a targeted level of performance for PTC and provide the executive with the opportunity to earn additional compensation through short-term and long-term incentives.

The mix of compensation for our executives is weighted toward at-risk pay (annual performance-based incentives and long-term performance-based equity incentives). Maintaining this pay mix results in a pay-for-performance orientation for all our executives.

We consider all pay elements and their impact on each executive’s target direct compensation when making determinations regarding the amount of each element. Our decisions regarding the pay mix also reflect our belief that long-term incentives, particularly equity awards, provide an important motivational and retentive aspect to the executive’s overall compensation package. This is why guaranteed compensation (base salary and time-based equity) for these executives makes up less of their target total direct compensation than it does for the average executive in the peer group.

Our compensation mix for 2010 was targeted to provide approximately 55% of total compensation through at-risk pay for our Chief Executive Officer and almost 50% of total compensation through at-risk pay for our other executives. This is in contrast to our peer group (described below), where performance-based compensation made up an average of only 40% of the CEO’s compensation and 44% of the other named executives’ compensation. We achieved this mix by making 50% of our annual long-term equity incentive awards performance-based, while the majority of our peer group companies provided only time-based equity incentives. In addition, our annual short-term incentives are performance-based. Finally, even the guaranteed compensation provided to these executives carries an at-risk element as a substantial portion of this component is comprised of time-based restricted stock units that carry risks of forfeiture and market price decline.

How We Determine the Total Amount of Compensation

We make decisions regarding the amount and mix of compensation awarded to each of these executives based on:

•	objective data provided by our external compensation consultant, Pearl Meyer & Partners (we refer to this as the “competitive analysis”),

•	subjective analysis of the scope of each executive’s responsibilities, and

•	internal pay equity among the executives.

The competitive analysis provides detailed comparative data for each executive position and assesses each component of compensation, including base salary, annual bonus, long-term incentives and total direct compensation, as well as the mix of compensation between base salary, annual bonus and long-term incentives. We compare this information to our executives’ compensation by similarity of position and generally align our executives’ target total direct compensation to be within the second and third quartiles of peer compensation.

Benchmarking and Survey Data

Benchmarking Data. The peer group we used to benchmark the elements of executive pay was made up of publicly-traded U.S. companies within the software industry, most of which are in the enterprise software space, that have revenues and market capitalizations in a range appropriate for PTC. In evaluating and selecting companies for inclusion in our peer group, we target companies with revenue and market capitalization that are within an approximately 0.5x to 2x multiple when compared to PTC. However, we may include companies with revenue and market capitalizations outside of these parameters if there is strong product similarity (such as with Autodesk, Inc.). We believe this group represents competition for executive talent in our industry. We review the peer group on an annual basis to ensure that the companies constituting this peer group remain relevant and provide meaningful compensation comparisons.

The 2010 peer group consisted of the companies listed below and was identical to the peer group for 2009.

2010 Peer Group

	Revenue $M (Trailing 4 Quarters as of April 30, 2009)	Market Capitalization $M (As of May 29, 2009)	Criteria Matched
Company			Product / Service Similarity	Revenue $500M - $2B	Market Capitalization $500M - $2B
PTC	$1,037	$1,342
Autodesk, Inc.	$2,142	$4,898	x
BMC Software Inc.	$1,872	$6,298	x	x
Cadence Design Systems, Inc.	$974	$1,489	x	x	x
Citrix Systems Inc.	$1,575	$5,677	x	x
Compuware Corporation	$1,091	$1,845	x	x	x
Lawson Software Inc.	$804	$859	x	x	x
McAfee Inc.	$1,678	$6,080	x	x
Mentor Graphics Corp.	$804	$529	x	x	x
Novell Inc.	$920	$1,436	x	x	x
Nuance Communications Inc.	$916	$3,247	x	x
Progress Software Corp.	$516	$894	x	x	x
Quest Software Inc.	$728	$1,217	x	x	x
Sybase Inc.	$1,139	$2,606	x	x
Synopsys Inc.	$1,374	$2,808	x	x
TIBCO Software, Inc.	$631	$1,163	x	x	x
Median	$974	$1,845
Average	$1,144	$2,736

Survey Data. We also use survey data for additional perspective. Our primary survey source is the CHiPS Executive Total Compensation Survey, a high technology executive compensation pay and policy survey. PTC participates in this survey and believes that it represents a good cross-section of the software industry. The data used was appropriate to PTC’s size and industry and represented 39 companies with a median revenue of $1.2 billion. The CHiPS survey is published by the survey division of Pearl Meyer & Partners, which is a separate business unit from the consulting division we use for consulting services. Although PTC is on the Steering Committee for the CHiPS survey, its membership on the Steering Committee does not enable PTC to influence the results of the survey or the competitive analysis.

Subjective Analysis of Executive Responsibilities and Internal Pay Equity

While we use the objective market data as a starting point for determining the appropriate compensation for our executives, we recognize that circumstances could warrant a deviation from that data. Accordingly, for certain positions for which there are no comparable external benchmarks, we make our own judgments with regard to the compensation levels for those positions. We consider both whether the amount seems fair for the responsibilities of the position and internal pay equity among the executives. See our analysis of the compensation decisions for Mr. Heppelmann and Mr. Cohen in “Analysis of Compensation Decisions for 2010” below for a discussion of how this subjective analysis was used. Where benchmark data is available, we also consider internal pay equity among the executives as we do not believe the external benchmark should be the only determinant of compensation.

Analysis of Compensation Decisions for 2010

The target total direct compensation we established for each of the named executive officers is set forth in the table below.

2010 Target Compensation Plan

	Target Total Annual Compensation			Target Long-Term Equity		Target Total Direct Compensation
Name	Salary		Target Annual Bonus	Performance- Based Equity	Time-Based Equity
C. Richard Harrison	$600,000		$1,200,000	$2,142,100	$2,142,100	$6,084,200
Chief Executive Officer
James Heppelmann	$550,000		$600,000	$1,500,000	$1,500,000	$4,150,000
President and Chief Operating Officer
Cornelius Moses, III	$415,000		$300,000	$911,800	$911,800	$2,538,600
Executive Vice President, Chief Financial Officer
(10-1-2009 to 9-26-2010)
Jeffrey Glidden	$415,000	(1)	—	—	—	$415,000	(1)
Executive Vice President, Chief Financial Officer
(9-27-2010 to 9-30-2010)
Barry Cohen	$415,000		$300,000	$746,800	$746,800	$2,208,600
Executive Vice President, Strategic Services and Partners
Paul Cunningham	$415,000		$300,000	$746,800	$746,800	$2,208,600
Executive Vice President, Worldwide Sales

(1)	Salary amount shown is an annualized amount. Mr. Glidden was paid only the pro-rata portion of his annual salary commensurate with the period worked in 2010. Since he started only days before the year ended, Mr. Glidden was not eligible for any short-term or long-term incentives for 2010.

Overall Considerations

We set target total direct compensation to be within the second and third quartiles (between the 25th and the 75th percentiles) of the peer group benchmark data, subject to the achievement of the performance objectives established by the Committee for the year. We believe that this competitive positioning of total direct compensation enables us to attract and retain skilled executives.

Considerations for Mr. Harrison

As is typically the case, the compensation paid to our chief executive officer is greater than the compensation paid to the other named executives. We believe this is appropriate because the chief executive officer is responsible for all business lines and functions within the company. For that reason, and to further align Mr. Harrison’s interests with those of our stockholders, his compensation is more dependent upon PTC’s performance. We did not increase Mr. Harrison’s target total direct compensation for 2010 over 2009 because his compensation, at the 65th percentile, was already within our established peer group parameters.

Considerations for Mr. Heppelmann

Mr. Heppelmann was our President and Chief Operating Officer during fiscal 2010. Effective October 1, 2010 (our fiscal 2011), Mr. Heppelmann became our President and Chief Executive Officer. Because

Mr. Heppelmann was transitioning to the role of Chief Executive Officer in 2010 and had responsibility for substantially all, but not all, operating units of the company, we decided that paying him the compensation appropriate for a chief executive officer in charge of all operating units would be inappropriate. Accordingly, we determined the median compensation of peer company chief executive officers and set Mr. Heppelmann’s compensation below that amount. We determined this was appropriate given the succession plan.

Considerations for Mr. Moses

The competitive analysis for Mr. Moses, our Chief Financial Officer, showed that his target total direct compensation was above the 75th percentile of the peer group. However, the Committee maintained his target compensation at this level because the amount of his target compensation was commensurate with his historical compensation opportunity and the compensation opportunity of our other executives.

Considerations for Mr. Glidden

Mr. Glidden became our Chief Financial Officer on September 27, 2010. Because our fiscal year ends on September 30, we provided only a base salary for Mr. Glidden for 2010 and he was not eligible to participate in the short-term incentive plan or to receive any long-term incentive equity for 2010. To establish annual target total direct compensation for Mr. Glidden, we evaluated competitive pay for chief financial officers in our peer group and positioned his overall target total direct compensation between the second and third quartiles, balancing his compensation with that of our other executives. Accordingly, we established his base salary for 2010 at an annual rate of $415,000. We also made two equity awards to Mr. Glidden on his start date as his long-term equity incentive awards for 2011. As with the long-term equity incentive awards we make to our other executives, 50% of the total equity awarded is time-based and will vest in November 2011, 2012 and 2013 and 50% of the total equity awarded is subject to performance criteria and subsequent time-based vesting to the extent earned in November 2011, 2012 and 2013. The value of the awards on the award date was $1,500,000, which we determined was appropriate based on a competitive analysis with respect to the position and commensurate with the award levels for our other similarly situated executives, including Messrs. Cohen and Cunningham.

Considerations for Mr. Cohen

Mr. Cohen, our Executive Vice President, Strategic Service & Partners during 2010, had a unique position for which there was no appropriate match in the peer group or survey data, as the scope of his position was greater than any specific position in the peer group or survey data. In his position, Mr. Cohen had responsibility for PTC’s worldwide Global Services business, Customer Care and Technical Support, Global Partners and Education, and Human Resources. Accordingly, when setting target compensation amounts for Mr. Cohen, we considered internal equity by evaluating the scope and importance of his responsibilities compared to our other executives. For 2010, we made no changes to the target compensation levels for Mr. Cohen as we believed his pay level was appropriate when considering the compensation levels of our other executives.

Considerations for Mr. Cunningham

The competitive analysis showed that Mr. Cunningham, our Executive Vice President, Worldwide Sales, was at the 65th percentile for total direct compensation, which was within our parameters. Because Mr. Cunningham’s overall pay position was in line with that of our other executives and within our intended position with respect to the peer group, we made no changes to his target compensation in 2010.

The 2010 Performance-Based Compensation Structure and Criteria

Selection of Criteria

We selected non-GAAP operating margin dollars as the performance criterion for our 2010 annual incentive plan and our long-term performance-based equity awards due to the importance of non-GAAP operating margin to our business plan. Our business plan for 2010 targeted $145 million in non-GAAP operating margin dollars, representing 20% growth from 2009. We use non-GAAP operating margin dollars rather than operating margin dollars determined in accordance with GAAP because this enables us to measure operating performance on a consistent basis with prior years and without items that are not, in our view, indicative of our core operating results.

The 2010 Performance-Based Compensation Criteria and Achievement

The tables below show:

•	the performance criteria for the 2010 annual incentive plan,

•	the performance criteria for the 2010 performance-based long-term equity awards, and

•	in each case, the extent to which the performance criteria were achieved and performance-based incentive amounts were earned.

Annual Incentive Plan Criteria and Achievement. For 2010, the annual incentive plan was funded with cash rather than equity in order to decrease the volatility of annual compensation associated with the use of equity for annual incentive plans. Under the terms of the plan, no portion of the incentive amount would be earned unless the Non-GAAP Operating Margin Dollars Threshold of $126 million was met, at which point 40% of the amount would be earned. Thereafter, up to an additional 50% of the incentive amount could be earned based on the extent to which Non-GAAP Operating Margin Dollars between $126 million and $145 million (“Target Goal”) were achieved and up to an additional 10% of the amount could be earned based on the extent to which Non-GAAP Operating Margin Dollars between $145 million and $162 million (“Stretch Goal”) were achieved. The additional percentage that could be earned upon achievement of the Target Goal and the Stretch Goal differed among the executives, as described in the footnotes to the table below. To incentivize the executives to reach for achievement above our business plan, and to compensate for the use of cash rather than equity to fund this and other annual incentive plans, we structured these different payout levels so that each of the executives would earn only 93% of his target total cash compensation upon achievement of the Target Goal and would earn 100% of such compensation upon achievement of the Stretch Goal.

PTC achieved the Stretch Goal and 100% of the incentive amounts under the plan were earned.

2010 Annual Incentive Plan and Achievement

Performance Criteria	Threshold (40% Earned)	Target Goal(1)	Stretch Goal(2)	Actual Achievement	Actual Incentive Amount Percentage Earned
Non-GAAP Operating Margin Dollars	$126 million	$145 million	$162 million	$162.4 million	100%

(1)	Up to an additional 50% could be earned by Mr. Harrison; up to an additional 47% could be earned by Mr. Heppelmann; and up to an additional 43% could be earned by each of the other named executive officers.
(2)	Up to an additional 10% could be earned by Mr. Harrison; up to an additional 13% could be earned by Mr. Heppelmann; and up to an additional 17% could be earned by each of the other named executive officers.

Amounts Earned under the 2010 Annual Incentive Plan. The table below shows the amount earned by each executive under the 2010 annual incentive plan.

Annual Incentive Plan Amounts Earned for 2010

Executive Officer	Target Annual Bonus	Percentage Earned	Amount Earned under the Plan
C. Richard Harrison	$1,200,000	100%	$1,200,000
James Heppelmann	$600,000	100%	$600,000
Cornelius Moses, III	$300,000	100%	$300,000
Barry Cohen	$300,000	100%	$300,000
Paul Cunningham	$300,000	100%	$300,000

Performance-Based Long-Term Equity Criteria and Achievement. Under the terms of the long-term equity awards, no portion of the awards would be earned unless the Non-GAAP Operating Margin Dollars Threshold of $126 million was met, at which point 40% of the awards would be earned. Thereafter, up to the additional 60% of the awards could be earned based on the extent to which Non-GAAP Operating Margin Dollars between $126 million and $145 million were achieved. Unlike the annual incentive plan, but consistent with our historical approach to long-term performance-based equity, the performance-based long-term equity was structured so that the executives would earn 100% of the award if PTC achieved its business plan of $145 million in non-GAAP operating margin dollars. The amounts earned are also subject to subsequent time-based vesting, with one-third of the amount earned vesting in November 2010 and the remaining two-thirds vesting in two substantially equal installments in November 2011 and November 2012 if the executive remains employed by us on the vest date.

2010 Performance-Based Long-Term Equity Awards and Achievement

Performance Criteria	Threshold (40% Earned)	Target (Up to an Additional 60% Earned)	Actual Achievement	Actual Award Percentage Earned
Non-GAAP Operating Margin Dollars	$126 million	$145 million	$162.4 million	100%

Performance-Based Long-Term Equity Earned by the Executives for 2010. The table below shows the number of restricted stock units issued as performance-based long-term equity corresponding to the target long-term equity value for each executive and the actual number of such restricted stock units earned by each of the executives for 2010.

Performance-Based Long-Term Equity Earned for 2010

Executive Officer	Target Long- Term Equity Value	Number of Performance- Based RSUs Issued(1)	Number of Performance- Based RSUs Earned
C. Richard Harrison	$2,142,100	140,927	140,927
James Heppelmann	$1,500,000	98,684	98,684
Cornelius Moses, III	$911,800	59,986	59,986
Barry Cohen	$746,800	49,131	49,131
Paul Cunningham	$746,800	49,131	49,131

(1)	Based on the closing sale price of a share of PTC common stock of $15.20 on November 3, 2009, the date the awards were made and the performance criteria were established. The number of RSUs issued was determined by dividing the Target Long-Term Equity Value by the November 3, 2009 closing price and rounding down to the nearest whole share.

Long-Term Challenge Grants

In November 2009, we made “challenge grants” to our executives in the amounts set forth in the table below. Mr. Harrison did not receive such a grant as he was transitioning from being our Chief Executive Officer at the end of 2010.

The challenge grants have a three-year performance measurement period and were designed to challenge the executives to achieve 20% average annual growth in non-GAAP EPS for 2010, 2011 and 2012. We selected this metric as it is the performance goal that we have publicly announced to our stockholders – sustainable non-GAAP EPS growth of 20% annually. The grants are not eligible to vest until November 2012 and will vest only if the performance metric is achieved. We made these as incremental grants rather than using this metric as the performance criterion for our long-term performance-based equity as that would have reduced the executives’ eligible total direct compensation for 2010, 2011 and 2012 below our target total direct compensation amounts for those years. The target amount awarded to each executive was equal to their annual incentive, which we believed was appropriate given the expected incremental return to our stockholders.

Executive Officer	Challenge Grant Value	Challenge Grant RSUs Granted(1)
James Heppelmann	$600,000	39,473
Cornelius Moses, III	$300,000	19,736
Barry Cohen	$300,000	19,736
Paul Cunningham	$300,000	19,736

(1)	Based on the closing sale price of a share of PTC common stock of $15.20 on November 3, 2009, the date the awards were made and the performance metric was established.

Severance and Change in Control Arrangements

We have historically had severance and change in control arrangements with our executives. We substantially revised those agreements in 2006 and included provisions requiring each executive officer to execute a new non-competition agreement with PTC and to execute a general release of claims as a condition to receiving the severance benefits under the agreement. The revisions also enabled PTC to terminate the agreement unilaterally after an initial two-year term and each year thereafter. Accordingly, in May 2010, in connection with our annual review of such agreements, the Compensation Committee considered whether to maintain such agreements and/or whether to revise any of the terms thereof. The Committee reviewed current market practices and the terms of the agreements with the Committee’s compensation consultant and determined that such agreements and their terms were substantially consistent with the practices of PTC’s peer companies. The Committee also considered the continuing consolidation in the industry and PTC’s depressed stock price. As a result of its review, the Committee decided that it was appropriate to maintain the agreements, but required certain changes to the agreements as a result of evolving compensation practices and the practices of our peers – specifically, elimination of the “gross-up” on “golden parachute” payments by 2014 and elimination of a transaction bonus payment on a change in control. The Committee believed it was more appropriate to sunset the gross-up for existing executives whose agreements already contained the provision rather than eliminating it immediately in order to provide a transition period for those executives. In accordance with its decision to eliminate the gross-up, the Committee also decided that any agreement entered into with a new executive officer would not contain such a provision. Accordingly, the executive agreements we entered into with each of Mr. Glidden, our Executive Vice President and Chief Financial Officer, and Mr. Diouane, our Executive Vice President, Global Services, in September and October 2010, respectively, do not provide for a gross-up.

The Committee also implemented agreements with Mr. Harrison and Mr. Heppelmann to take effect on October 1, 2010 in connection with the transition of Mr. Harrison to Executive Chairman from Chief Executive Officer and of Mr. Heppelmann to President and Chief Executive Officer.

The Committee believes these agreements enhance PTC’s ability to retain the services of its executives and appropriately balance the interests of PTC, its executives and its stockholders.

The terms of these agreements are described in more detail under “Potential Payments upon Termination or Change-in-Control” on page 53.

Rationale for Agreements with Our Executive Officers, Other than Our Executive Chairman

We believe these agreements are important motivational and retention tools because, in a time of increased consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive’s family if the executive becomes disabled or dies, and additional protections in connection with a change in control of PTC.

We believe that providing severance to our employees, including these executives, is an appropriate bridge to subsequent employment if the person is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time is longer. The agreements also benefit PTC by enabling executives to remain focused on PTC’s business in uncertain times without the distraction of potential job loss.

We believe these agreements are even more important in the context of a change in control as we believe they will motivate and encourage the executives to be receptive to potential strategic transactions that are in the best interest of stockholders, even if the executive faces potential job loss, which would otherwise result in losing the opportunity to vest in equity awards, which comprise a significant portion of each executive’s compensation. The agreements for our executives are structured substantially as “double triggers” in that most of their unvested equity would remain subject to continued vesting requirements after a change in control and vesting would be accelerated only upon termination or constructive termination within two years of a change in control. Equity that would otherwise vest beyond this two-year period vests upon the change in control because such equity is beyond the two-year protection period established under the agreement and we wanted to ensure the executives received the benefit of that equity. We believe this benefits PTC and the potential acquirer because it enables PTC to retain and motivate the executive while a potential change in control is pending. It also provides an acquirer with the ability to retain desired executives using existing equity incentives and does not provide a one-time benefit to the executive that could undermine those efforts.

As described above, the “gross-up” payment for “golden parachute” payments in connection with a change in control will be eliminated effective January 1, 2014. Upon a change in control before that date, our agreements with Mr. Heppelmann, Mr. Cohen, and Mr. Cunningham provide that we will “gross-up” the excise taxes owed by the executive under Section 4999 of the Internal Revenue Code only if the amounts received in connection with a change in control exceed certain amounts. The amounts to be received may be reduced by up to 15% of the value if such reduction would cause the amounts received not to be subject to the excise tax. If they are not so reduced, PTC is required to make the gross-up payment to offset the effect of the excise tax. This obligation is structured so that if the return to stockholders is below a certain level, the amount received by the executive will be reduced and the company will not be required to make the payment. Conversely, if the return to stockholders is above that level, the company, in recognition of the increased value provided to stockholders, will be obligated to make the payment to enable the executive to receive the intended economic value of the agreement.

Finally, the agreements provide for the full vesting of all long-term equity incentives held by the executive in the event of his disability or death. We believe this is appropriate as these events would otherwise preclude the executive and/or his family from receiving the full intended benefit of these awards and any intended retentive effect associated with future vesting of these awards would no longer be applicable.

Rationale for Agreement with Our Executive Chairman

The agreement with our Executive Chairman, Mr. Harrison, our former Chief Executive Officer, is structured to ensure Mr. Harrison is available during this time of transition to continue to enhance PTC’s relationships with customers and otherwise advance PTC’s interests. His agreement with us contains substantially the same provisions as his earlier agreement, except that upon a change in control he would receive only the unpaid salary amounts due under the agreement. The agreement terminates on November 30, 2012, approximately two years after the role of Chief Executive Officer was transferred from him to Mr. Heppelmann. Due to the unique nature of his current role, his agreement provides that his employment will terminate upon a change in control and that all his equity will vest upon such termination as his role as Executive Chairman would be significantly altered as a result of a change in control.

Equity Ownership

Each year we examine the total equity ownership of our executive officers as part of the competitive analysis. Because we believe that the interests of our executives are more aligned with stockholders’ interests if they are stockholders themselves, we adopted a stock ownership policy for our executives in 2007. The policy requires the CEO and each of the other executives to attain and maintain an ownership level of PTC’s common stock equal to three times and one times, respectively, their individual annual salary through retention of vested shares or RSUs (excluding shares or RSUs granted under the annual incentive plan). The Executive Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com. All named executives were in compliance with the policy as of January 7, 2010.

Timing of Equity Grants

We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information.

We make our annual awards to executives, directors and employees on scheduled dates. Typically, our annual executive awards are made in November after public release of the previous fiscal year’s financial results, awards to our Board of Directors are made on the day of the annual stockholders’ meeting and awards to our employees are made in November and March.

Awards to executive officers may be made only by the Compensation Committee. Other awards may be made by either the Compensation Committee or by our Chief Executive Officer pursuant to delegated authority. The Compensation Committee makes awards only in connection with a meeting of the Committee at any time other than during a trading blackout period, which is the prophylactic period encompassing the end of each fiscal quarter through the date the earnings for that quarter are announced, absent special circumstances, such as a new hire or a contractual commitment. Our Chief Executive Officer may make awards only on the 15th of the month (or the next succeeding business day if the 15th is not a business day), other than in the months of January, April, July and October in which no awards may be made due to the fact that those months follow the end of a fiscal quarter and precede the date we announce our earnings for that fiscal quarter.

Tax and Accounting Considerations

Tax Considerations. We consider the tax (individual and corporate) consequences of our executive compensation plans when designing the plans. Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to the chief executive officer and three other most highly compensated executive officers of PTC (other than the chief financial officer) to $1,000,000 unless the compensation is “performance-based.” Because base salary and time-based restricted stock and RSUs are not considered performance-based compensation, any amount earned by these executives attributable to base salary or vesting of time-based restricted stock or RSUs over $1,000,000 is not a deductible compensation expense. Because base salaries for these executives are not more than $1,000,000, any compensation that is not deductible is attributable to vesting of time-based restricted stock or RSUs. Performance-based restricted stock and RSUs are considered performance-based compensation under Section 162(m) and any amount associated with the vesting of these awards is deductible. For 2010, only the following amounts associated with vesting of time-based restricted stock and RSUs were not deductible under Section 162(m): $2.4 million for Mr. Harrison and $1.2 million for Mr. Heppelmann. We believe that any cost associated with vesting of the time-based restricted stock or RSUs in excess of the deductible amount is justified by the incentive and retention value provided by the equity award.

Accounting Considerations. We also consider the accounting expense impact when determining amounts of incentive grants to executives and employees. Under applicable accounting rules, grants of stock options, restricted stock, RSUs and other stock-based payments result in a stock-based compensation charge to PTC. The charge is equal to the fair value of the equity issued and is amortized over the vesting period of the award. For restricted stock and RSUs, fair value is the closing price of the stock on the grant date times the number of shares or RSUs granted.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Robert N. Goldman, Chairman

Donald K. Grierson

Robert P. Schechter

ASSESSMENT OF RISKS ASSOCIATED WITH OUR COMPENSATION PROGRAMS

At the direction of the Compensation Committee, we assessed our compensation plans and programs for all employees, including our executives, to ensure alignment of the various plans and programs with our business plan and to evaluate the potential risks associated with those plans and programs. We have concluded that, although we maintain performance-based incentive plans, our compensation policies and practices do not create any risks that are reasonably likely to have a material adverse effect on PTC.

Our assessment consisted of an extensive review of our various plans and programs by a cross-functional team of representatives from our Human Resources, Finance and Sales and Services Operations functions. They reviewed the structures of the plans and programs, the processes used with respect to those plans and programs, and the controls with respect to those plans and programs. They also validated our compensation mix against the compensation mix in the market. The results of this assessment were discussed with the Compensation Committee, which concurred with the conclusions reached.

In reaching or concurring with the conclusions, the assessment team and the Committee considered the following features of our compensation plans and programs:

•	A detailed planning process with executive or Compensation Committee oversight exists for all compensation programs;

•	The proportion of an employee’s performance-based pay increases as the responsibility and potential impact of the employee’s position increases, which structure is in line with market practices;

•	All short-term incentive plans and commission plans are cash-based plans, which results in less total compensation being tied solely to stock performance;

•	We set performance goals that we believe are reasonable in light of past performance and market conditions;

•	We use a consistent corporate performance metric (non-GAAP operating margin dollars) from year to year, rather than changing the metric to take advantage of changing market conditions;

•

We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even if the stock price declines so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”;

•	We use time-based vesting over three years for our long-term equity awards to ensure our employees interests are aligned with those of our stockholders for the long-term performance of PTC;

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;

•	All organizations have a component of their leadership incentive plans tied to overall PTC performance to ensure cross-functional alignment with PTC’s business plan;

•

Our executive stock ownership policy requires our executives to hold certain levels of stock (not options, restricted stock units or restricted stock), which aligns an appropriate portion of their personal wealth to the long-term performance of PTC; and

•	We maintain effective controls and procedures to ensure that amounts are earned and paid in accordance with our plans and programs.

EXECUTIVE COMPENSATION

The discussion, table and footnotes below describe the total compensation paid for 2010 to our named executive officers (our Chief Executive Officer, our former Chief Financial Officer, our current Chief Financial Officer, and our three other most highly compensated executive officers).

As described above in “Compensation Discussion and Analysis” and reflected in the Summary Compensation Table below, we pay these executive officers a mix of cash and equity compensation.

Cash Compensation. We pay these executives a base salary and a cash (non-equity) incentive plan bonus. We did not pay any discretionary cash bonuses.

Equity Compensation. We make annual equity awards to these executives in the form of restricted stock units (RSUs), half of which are time-based and half of which are initially performance-based and then subject to subsequent time-based vesting. For 2010, we also made a long-term performance-based “challenge award” subject to a three-year performance measure.

Other Forms of Compensation. We do not provide these executives with pensions or the ability to defer compensation. Amounts shown in the “All Other Compensation” column reflect the matching cash contribution under our 401(k) Savings Plan for those participating in the plan and, for our Chief Executive Officer only, a supplemental long-term disability insurance premium. We do not provide other significant benefits or perquisites to our executives.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)			Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)		Total ($)
C. Richard Harrison	2010		$600,000		$4,284,180			$1,200,000		$9,432		$6,093,612
Chief Executive Officer and Chairman	2009		$600,000		$8,512,742	(3)		$—		$8,682		$9,121,424	(3)
	2008		$520,000		$4,984,216			$—		$8,680		$5,512,896

Cornelius F. Moses, III	2010		$415,000		$2,123,561			$300,000		$7,811		$2,846,372
Executive Vice President, Chief Financial Officer(4)	2009		$415,000		$3,156,114	(3)		$—		$6,900		$3,578,014	(3)
	2008		$415,000		$2,123,639			$—		$6,902		$2,545,541

Jeffrey D. Glidden	2010		$7,981		$1,499,982			$—		$—		$1,507,963
Executive Vice President, Chief Financial Officer(4)

James E. Heppelmann	2010		$550,000		$3,599,984			$600,000		$7,802		$4,757,786
President and Chief Operating Officer	2009		$521,650		$5,219,354	(3)		$—		$6,901		$5,747,905	(3)
	2008		$487,000		$2,540,425			$—		$6,901		$3,034,326

Barry F. Cohen	2010		$415,000		$1,793,569			$300,000		$—		$2,508,569
Executive Vice President, Strategic Services and Partners	2009 2008	$ $	415,000 415,000	$ $	2,651,251 1,793,621	(3)	$ $	— —	$ $	— —	$ $	3,066,251 2,208,621	(3)

Paul J. Cunningham	2010		$415,000		$1,793,569			$300,000		$7,811		$2,516,380
Executive Vice President, Worldwide Sales	2009		$415,000		$2,651,251	(3)		$—		$6,900		$3,073,151	(3)
	2008		$415,000		$1,793,621			$—		$6,902		$2,215,523

(1)

Aggregate grant date fair value of awards. The grant date fair value is generally equal to the number of RSUs granted multiplied by the closing price of our stock on the NASDAQ Global Select Market on the grant date. The grant date fair values of performance-based stock awards included in the table are the maximum amounts that can be earned under those awards, which amounts are the amounts recorded by us under the accounting rules at the time of grant and are disclosed in the “Grant Date Fair Value of Stock Awards” column in the “Grants of Plan-Based Awards” table. Assumptions made in the valuation of these awards are described in Note K to our financial statements for the fiscal year ended September 30, 2010.

(2)	Amounts shown are our matching contributions under PTC’s 401(k) Savings Plan and, for Mr. Harrison only, a $1,632 premium for a supplemental disability insurance policy.
(3)	Stock Awards and Total Compensation for 2009 include the grant date value of performance-based shares issued under alternative performance plans. Under no circumstances could all of the performance-based shares be earned; if the performance-based shares were earned under one plan, the performance-based shares under the other plan would be forfeited. A substantial portion of these shares were not earned and were forfeited. The table below shows the value (as recorded at the time of grant under the accounting rules) of the performance-based shares forfeited by each of the executives, the Stock Awards value (as recorded at the time of grant under the accounting rules, which includes time-based RSUs granted for the year) without the forfeited shares, and the Total Compensation earned for 2009 without the forfeited shares.

Name	Value of Performance- Based Shares Forfeited 2009	2009 Stock Awards Value (including Time-Based Awards) without Forfeited Performance-Based Shares	2009 Total Compensation after Forfeiture of Shares
C. Richard Harrison	$4,049,755	$4,462,987	$5,071,669
Cornelius F. Moses	$1,513,014	$1,643,100	$2,065,000
James E. Heppelmann	$2,470,517	$2,748,837	$3,277,388
Barry F. Cohen	$1,293,505	$1,357,746	$1,772,746
Paul J. Cunningham	$1,293,505	$1,357,746	$1,779,646

(4)	Mr. Moses was our Chief Financial Officer until September 26, 2010. Mr. Glidden became our Chief Financial Officer on September 27, 2010. The amounts shown for Mr. Glidden are salary for the period of September 27, 2010 to September 30, 2010 based on an annual salary of $415,000 and equity awards granted on his start date that are subject to the performance and time-based vesting requirements of our 2011 compensation programs.

Grants of Plan-Based Awards

We tie a substantial portion of our executives’ compensation to PTC’s performance by making a number of plan-based awards each year. For 2010, our incentive awards consisted of:

•	an annual cash-based plan,

•	performance-based RSUs that vest to the extent earned over three years,

•	time-based RSUs that vest over three years, and

•	a long-term challenge award that vests in the third year if the performance criterion is achieved.

We describe our compensation decisions for 2010, including the calculation of “non-GAAP operating margin” for purposes of the incentive plans, more fully in “Compensation Discussion and Analysis” above.

Short-Term Incentive Plan

The amounts shown in the table below under “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” are for our annual cash-based incentive plan. Amounts could be earned to the extent performance criteria established at the beginning of the year were achieved.

Each of the awards under the 2010 Executive Incentive Plan could be earned as follows:

•	40% of the award would be earned based on achievement of $126 million non-GAAP operating margin dollars in 2010;

•	up to an additional 50%* of the award could be earned based on achievement of non-GAAP operating margin dollars between $126 million and $145 million in 2010; and

•

up to the remainder of the award could be earned based on achievement of non-GAAP operating margin dollars between $145 million and $162 million in 2010, with the full amount being earned if non-GAAP operating margin dollars of at least $162 million were achieved.

*The eligible amount varied among the executives and ranged from 43% to 50% as described in “Compensation Discussion and Analysis.”

Non-GAAP operating margin dollars for 2010 exceeded $162 million, so these awards were earned in full.

Long-Term Incentive Awards

Our annual long-term incentive awards consist of RSUs that vest over three years – half of which are performance-based and subject to subsequent time-based vesting if earned and half of which are time-based only. In 2010, we also granted a long-term performance-based “challenge award” that will vest if earned in November 2012.

Performance-Based Restricted Stock Units. The shares shown in the table below under “Estimated Possible Payouts under Equity Incentive Plan Awards” are our annual performance-based awards and the challenge awards.

Annual Performance-Based RSUs. These RSUs are subject to subsequent time-based vesting if earned. These RSUs could be earned to the extent performance criteria established at the beginning of the year were achieved as follows:

•	40% of the award would be earned based on achievement of $126 million non-GAAP operating margin dollars for 2010; and

•	up to an additional 60% of the award could be earned based on achievement of non-GAAP operating margin dollars between $126 million and $145 million for 2010.

These awards were earned at the 100% level and vested as to one-third of the RSUs in November 2010. They will vest as to the remaining portion in two substantially equal installments in November 2011 and November 2012 if the executive remains employed by PTC on the vest date.

Challenge Award RSUs. These RSUs will be earned and vest, on an all-or-nothing basis, in November 2012 if we achieve 20% average annual growth in non-GAAP earnings per share for 2010, 2011 and 2012 and the executive remains employed by PTC on the vest date.

Annual Time-Based Restricted Stock Units. The shares shown in the table below under “All Other Stock Awards” are the time-based restricted stock units. These RSUs vest in three substantially equal installments, the first of which vested on November 15, 2010, and the remainder of which vest on November 15, 2011 and November 15, 2012 if the executive remains employed by PTC on the vest date.

Grants of Plan-Based Awards in 2010

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. Richard Harrison	11/3/2009		$480,000	$1,080,000	$1,200,000
Chief Executive Officer	11/3/2009	(2)				56,371	140,927	140,927		$2,142,090
	11/3/2009	(3)							140,927	$2,142,090

Cornelius F. Moses, III	11/3/2009		$120,000	$249,000	$300,000
Executive Vice President,	11/3/2009	(2)				23,994	59,986	59,986		$911,787
Chief Financial Officer	11/3/2009	(3)							59,986	$911,787
	11/3/2009	(4)				19,736	19,736	19,736		$299,987

Jeffrey D. Glidden	9/27/2010	(5)				15,798	39,494	39,494		$749,991
Executive Vice President, Chief Financial Officer	9/27/2010	(6)							39,494	$749,991

James E. Heppelmann	11/3/2009		$240,000	$522,000	$600,000
President and Chief	11/3/2009	(2)				39,474	98,684	98,684		$1,499,997
Operating Officer	11/3/2009	(3)							98,684	$1,499,997
	11/3/2009	(4)				39,473	39,473	39,473		$599,990

Barry F. Cohen	11/3/2009		$120,000	$249,000	$300,000
Executive Vice President,	11/3/2009	(2)				19,652	49,131	49,131		$746,791
Strategic Services and	11/3/2009	(3)							49,131	$746,791
Partners	11/3/2009	(4)				19,736	19,736	19,736		$299,987

Paul J. Cunningham	11/3/2009		$120,000	$249,000	$300,000
Executive Vice President,	11/3/2009	(2)				19,652	49,131	49,131		$746,791
Worldwide Sales	11/3/2009	(3)							49,131	$746,791
	11/3/2009	(4)				19,736	19,736	19,736		$299,987

(1)	Aggregate grant date fair value calculated by multiplying the number of RSUs granted by the closing price of a share of our common stock on the NASDAQ Global Select Market on the grant date. For performance-based awards, the value determined at the grant date assumes that the award will be earned in full. The closing price on the November 3, 2009 grant date was $15.20. The closing price on the September 27, 2010 grant date for Mr. Glidden’s awards was $18.99.
(2)	Grant of blended performance and time-based RSUs. The performance and time-based criteria are described under “Annual Performance-Based Awards” in the narrative preceding this table. All of these RSUs were earned based on PTC’s achievement of the performance criteria.
(3)	Grant of time-based RSUs. One third of these RSUs vested on November 15, 2010 and the remaining two-thirds will vest in two substantially equal installments on November 15, 2011 and November 15, 2012.
(4)	Award of performance-based RSUs the vesting of which is contingent upon the achievement of performance criteria through 2012 described under “Challenge Award RSUs” in the narrative preceding this table. The RSUs will vest on November 15, 2012 only if the performance criteria are met.
(5)	Performance-based restricted stock units subject to subsequent time-based restrictions. The restricted stock units will be earned only to the extent the established criteria are met. The restricted stock units finally earned will vest as to one-third of such units on each of (i) the later of November 15, 2011 or the date the Compensation Committee determines the performance criteria have been achieved, (ii) November 15, 2012 and (iii) November 15, 2013.
(6)	Time-based restricted stock units that vest in three substantially equal installments on each of November 15, 2011, November 15, 2012 and November 15, 2013.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table shows the equity awards held by each named executive officer as of September 30, 2010. The equity awards in the table consist of stock options granted through 2004, shares of restricted stock granted in 2005 through 2008, and restricted stock units granted in 2009 and 2010.

Name	Option Awards				Stock Awards
								Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
C. Richard Harrison Chief Executive Officer and Chairman	320,000		12.58	9/20/2011
	239,999		8.50	5/30/2012
	369,998		4.98	2/13/2013
	319,999		11.48	3/3/2014
					38,430	(4)	$750,922	140,927	(8)	$2,753,514
					37,162	(5)	$726,145
					182,151	(6)	$3,559,231
					140,927	(7)	$2,753,514

Cornelius F. Moses, III Executive Vice President, Chief Financial Officer					16,358	(4)	$319,635	19,736	(9)	$385,641
					15,818	(5)	$309,084	59,986	(8)	$1,172,126
					77,534	(6)	$1,515,014
					59,986	(7)	$1,172,126

Jeffrey D. Glidden Executive Vice President, Chief Financial Officer					39,494	(10)	$771,713	39,494	(11)	$771,713

James E. Heppelmann President and Chief Operating Officer	40,000		31.25	11/17/2010
	150,000		12.58	9/20/2011
	159,999		8.50	5/30/2012
	149,998		4.98	2/13/2013
	119,999		11.48	3/3/2014
					20,097	(4)	$392,695	39,473	(9)	$771,302
					19,433	(5)	$379,721	98,684	(8)	$1,928,285
					127,550	(6)	$2,492,327
					98,684	(7)	$1,928,285

Barry F. Cohen Executive Vice President, Strategic Services and Partners	200,000		12.58	9/20/2011
	159,999		8.50	5/30/2012
	110,002		4.98	2/13/2013
	119,999		11.48	3/3/2014
					13,398	(4)	$261,797	19,736	(9)	$385,641
					12,955	(5)	$253,141	49,131	(8)	$960,020
					63,503	(6)	$1,240,849
					49,131	(7)	$960,020

Paul J. Cunningham Executive Vice President, Worldwide Sales	12,000		31.25	11/17/2010
	21,000		12.58	9/20/2011
	24,999		11.48	3/3/2014
					13,398	(4)	$261,797	19,736	(9)	$385,641
					12,955	(5)	$253,141	49,131	(8)	$960,020
					63,503	(6)	$1,240,849
					49,131	(7)	$960,020

(1)	The unvested shares shown in this column are restricted stock or RSU awards that are subject to time-based vesting. Some of these awards were subject initially to performance-based criteria, which were satisfied in whole or in part, and are now subject only to time-based vesting.
(2)	The market value of unvested shares and RSUs was calculated as of September 30, 2010 based on the closing price of a share of our common stock on the NASDAQ Global Select Market of $19.54.
(3)	The unvested RSUs shown in this column are subject to performance-based vesting.
(4)	Time-based restricted shares awarded on November 7, 2007. These shares vested on November 9, 2010.
(5)	Blended performance and time-based restricted shares awarded on November 7, 2007. These shares vested on November 9, 2010.
(6)	Time-based RSUs awarded on May 13, 2009. Half of these shares vested on November 15, 2010 and the remaining half will vest on November 15, 2011.
(7)	Time-based RSUs awarded on November 3, 2009. These RSUs vest in three substantially equal annual installments. The first installment vested on November 15, 2010 and the remaining installments will vest on November 15, 2011 and November 15, 2012.
(8)	Blended performance and time-based RSUs awarded on November 3, 2009. On November 3, 2010, the Compensation Committee determined that the performance criteria had been met in full. One third of these RSUs vested on November 15, 2010. The remaining RSUs will vest in two equal installments on November 15, 2011 and November 15, 2012.
(9)	Performance-based RSUs awarded on November 3, 2009. These RSUs are subject to performance criteria through 2012. If the performance criteria are determined to have been met, these RSUs will vest on November 15, 2012.
(10)	Time-based RSUs awarded on September 27, 2010. These RSUs vest in three substantially equal annual installments on November 15, 2011, November 15, 2012 and November 15, 2013.
(11)	Blended performance-based and time-based RSUs awarded on September 27, 2010. The RSUs will be earned only to the extent the established criteria are met. The RSUs finally earned will vest as to one-third of such units on each of (i) the later of November 15, 2011 or the date the Compensation Committee determines the performance criteria have been achieved, (ii) November 15, 2012 and (iii) November 15, 2013.

Option Exercises and Stock Vested in 2010

The following table shows the value realized by executive officers upon option exercises, if any, and vesting of restricted stock and restricted stock units during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
C. Richard Harrison,
Chief Executive Officer and Chairman	48,532	$540,544	401,853	$6,488,983
Cornelius F. Moses,
Executive Vice President, Chief Financial Officer	399,999	$3,498,729	136,951	$2,210,536
Jeffrey D. Glidden,
Executive Vice President, Chief Financial Officer	—	—	—	—
James E. Heppelmann,
President and Chief Operating Officer	95,000	$811,574	212,692	$3,433,040
Barry F. Cohen,
Executive Vice President, Strategic Services & Partners	—	—	117,801	$1,902,395
Paul J. Cunningham,
Executive Vice President, Worldwide Sales	274,000	$2,009,110	117,801	$1,902,395

(1)	The table below shows the dates the options exercised in fiscal 2010 were granted, the option exercise price, the dates on which they were exercised, the per share values on exercise date, and the number of shares of each grant exercised for each executive.

Name	Option Grant Date	Option Exercise Price	Exercise Date	Shares Exercised	Exercise Date per Share Value	Value Realized on Exercise
C. Richard Harrison	9/20/2001	$12.5750	9/20/2010	7,954	$19.3800	$54,126.97
	5/30/2002	$8.5000	9/20/2010	11,764	$19.3800	$127,992.32
	2/13/2003	$4.9750	9/20/2010	20,100	$19.3800	$289,540.50
	3/3/2004	$11.4750	9/20/2010	8,714	$19.3800	$68,884.17

James E. Heppelmann	2/13/2003	$4.9750	10/30/2009	15,000	$15.1921	$153,256.50
	2/13/2003	$4.9750	1/29/2010	15,000	$16.7648	$176,847.00
	2/13/2003	$4.9750	4/30/2010	15,000	$18.8530	$208,170.00
	9/20/2001	$12.5750	9/3/2010	50,000	$18.0410	$273,300.00

Cornelius F. Moses	6/9/2003	$8.3000	9/3/2010	231,808	$18.0110	$2,251,087.49
	6/9/2003	$8.3000	9/3/2010	48,192	$17.9807	$466,532.29
	3/3/2004	$11.4750	9/3/2010	5,266	$18.0110	$34,418.58
	3/3/2004	$11.4750	9/3/2010	8,714	$17.9807	$56,690.67
	3/3/2004	$11.4750	9/7/2010	94,803	$17.9872	$617,376.10
	3/3/2004	$11.4750	9/8/2010	11,216	$17.9500	$72,623.60

Paul J. Cunningham	3/3/2004	$11.4750	11/12/2009	25,000	$16.1641	$117,227.50
	3/3/2004	$11.4750	2/18/2010	25,000	$17.3340	$146,475.00
	9/20/2001	$12.5750	2/24/2010	25,000	$17.4376	$121,565.00
	9/20/2001	$12.5750	3/1/2010	25,000	$17.7126	$128,440.00
	9/20/2001	$12.5750	3/2/2010	25,000	$18.3814	$145,160.00
	9/20/2001	$12.5750	4/30/2010	3,427	$19.2500	$22,875.23
	9/20/2001	$12.5750	4/30/2010	7,952	$19.2197	$52,838.65
	9/20/2001	$12.5750	5/3/2010	37,621	$18.9290	$239,043.83
	9/20/2001	$12.5750	8/5/2010	25,000	$18.3220	$143,675.00
	3/3/2004	$11.4750	8/13/2010	25,000	$17.5350	$151,500.00
	9/20/2001	$12.5750	8/27/2010	15,000	$17.2500	$70,125.00
	3/3/2004	$11.4750	8/27/2010	15,000	$17.2500	$86,625.00
	9/20/2001	$12.5750	9/2/2010	15,000	$17.6530	$76,170.00
	3/3/2004	$11.4750	9/2/2010	5,000	$17.6530	$30,890.00

(2)	The table below shows the dates the shares that vested in fiscal 2010 were granted, the dates on which they vested, the per share values on those dates, and the number of shares of each grant that vested for each executive.

Grant Date	Grant Date per Share Value	Vest Date	Vest Date per Share Value	C. Richard Harrison	Cornelius F. Moses	James E. Heppelmann	Barry F. Cohen	Paul J. Cunningham
11/3/2006	$13.19	11/9/2009	$16.07	37,180	11,440	17,160	11,440	11,440
3/6/2007	$18.73	2/15/2010	$16.62	43,333	13,333	20,000	13,333	13,333
11/7/2007	$18.58	11/9/2009	$16.07	75,512	32,176	39,531	26,354	26,354
5/13/2009	$10.43	11/15/2009	$16.10	245,748	80,002	136,001	66,674	66,674

				401,853	136,951	212,692	117,801	117,801

Potential Payments upon Termination or Change-in-Control

We have agreements with our executive officers that provide the benefits described below to them in connection with certain terminations or a change in control of PTC. We describe our reasons for providing these benefits under these agreements in “Compensation Discussion and Analysis — Severance and Change in Control Arrangements” on page 41.

To receive the payments and benefits described below, the executive must execute a release of claims against PTC. The executive also must continue to comply with the material terms of his agreement, as applicable, and the terms of his Non-Disclosure, Non-Competition and Invention Agreement with PTC, which remains in effect after his termination of employment for two years for each of Mr. Harrison and Mr. Heppelmann and one year for each of the other executives with respect to the non-competition and non-solicitation provisions and indefinitely with respect to the other provisions.

Agreement with Mr. Harrison, Our Executive Chairman

Mr. Harrison transitioned from his position as our Chief Executive Officer to that of Executive Chairman on October 1, 2010.

Termination without Cause or for Good Reason

If we terminate Mr. Harrison’s employment without cause or if he resigns for good reason (including, generally, a reduction in compensation or benefits, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles):

•	he would be entitled to payment of all unpaid cash compensation payable under his agreement (up to the maximum $1,000,000 payable under the agreement),

•	the vesting of all outstanding equity awards he holds would be accelerated, and

•	each outstanding vested stock option he holds would remain exercisable until the close of business on the earlier of the end of the original term of the option and November 30, 2012.

Resignation for Convenience or Termination for Non-Performance.

If Mr. Harrison resigns for convenience or if we terminate his employment for non-performance of his employment responsibilities:

•	all unearned salary and any unvested equity granted pursuant to the agreement will be forfeited; and

•

as long as Mr. Harrison continues to serve on our Board of Directors, vesting would continue on any equity held by him other than equity granted other than under the agreement and the period during which he may exercise any vested stock options would be extended to the earlier of the original termination date of the option and February 28, 2013.

Termination for Cause (other than Non-Performance). If Mr. Harrison’s employment is terminated by us for reasons constituting Cause (other than non-performance described above), he would forfeit all of his unearned salary and unvested equity awards.

Change in Control. Mr. Harrison’s employment will terminate automatically upon a change in control of PTC. Upon such termination, he will be entitled to the payments and benefits described above under Termination without Cause or for Good Reason.

Death or Disability. If Mr. Harrison’s employment is terminated due to his death or Disability, all outstanding equity awards that he holds would immediately become vested and exercisable in full.

No Excise Tax Gross-Up. Mr. Harrison is not eligible to receive a “gross-up” payment if any payments and benefits payable to him would constitute “parachute payments” under the Internal Revenue Code and be subject to the related excise tax. In that event, Mr. Harrison would receive either the full amount of such payments and benefits or only such lesser amount as would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to him.

Agreement with Mr. Heppelmann, Our Chief Executive Officer

Mr. Heppelmann became our Chief Executive Officer on October 1, 2010.

Termination without Cause

If we terminate Mr. Heppelmann’s employment without cause, he will be entitled to:

•	payment of his base salary over the two years following such event, paid at the highest rate in effect during the six months preceding such event,

•	payment of an amount equal to two times the average annual bonuses paid to him for the two fiscal years preceding the year in which the termination occurs, paid over two years, and

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to two years following such event.

Change in Control

Equity. Effective upon a change in control of PTC:

•	all performance criteria applicable to any equity award held by Mr. Heppelmann will be deemed to have been met in full, and

•

the vesting schedule applicable to any equity award held by Mr. Heppelmann will be amended to immediately vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full).

These provisions are not applicable to any equity interests issued in connection with PTC’s annual incentive plan or other short-term incentive plans (“bonus equity”) or to any equity award specifically excluded from these provisions.

Annual Incentive Award/Annual Bonus Equity. In addition, upon a change in control, for any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and Mr. Heppelmann will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by him will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

Termination in Connection with a Change in Control

If within the two years following a change in control (or within the prior six months in certain circumstances) Mr. Heppelmann is terminated without cause or resigns for good reason (including, generally, a reduction in compensation, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), Mr. Heppelmann will be entitled to:

•	a lump sum payment equal to two times his base salary (such base salary to be the highest in effect for the six months preceding such termination or required to take effect under the agreement),

•

a lump sum payment equal to two times his annual target bonus (such target bonus amount to be equal to the highest target bonus in effect with respect to the executive for the year in which the change in control occurred or after the change in control or required to take effect under the agreement),

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to two years following such event,

•	accelerated vesting in full of all equity awards held by him (other than any bonus equity held by him), and

•	the option exercise period for each stock option held by him will be extended until the earlier of the second anniversary of his termination of employment or the original term of such option.

Sunset of Gross-Up Payment. If a change in control occurs before January 1, 2014, and any payments and benefits payable to Mr. Heppelmann would constitute “parachute payments” and be subject to the related excise tax, he will be entitled to a gross-up payment if the amounts payable exceed a threshold. For a change in control occurring on and after January 1, 2014, Mr. Heppelmann will not be entitled to a gross-up payment under any circumstances. For the period through January 14, 2014, the amounts payable and benefits provided to Mr. Heppelmann under the agreement may be reduced by up to 15% of the value thereof if such reduction would cause the amounts payable and benefits provided not to be subject to the excise tax. If such a reduction is not made and the amounts payable and benefits provided to Mr. Heppelmann are subject to such excise tax, he would be entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on such payments made or benefits provided.

Death or Disability

If Mr. Heppelmann’s employment terminates by reason of his death or disability:

•	all performance criteria applicable to all equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any bonus equity held by him, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

Agreements with Mr. Cohen, Mr. Cunningham, Mr. Glidden and, previously, Mr. Moses

Termination without Cause

If we terminate any of these executives’ employment without cause, the executive will be entitled to:

•	a lump sum payment in an amount equal to the highest annual salary (excluding bonuses) in effect with respect to the executive during the six months immediately preceding the termination date, and

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to one year following such termination.

Change in Control

Equity. Effective upon a change in control of PTC:

•	all performance criteria applicable to any equity award held by the executive will be deemed to have been met in full, and

•

the vesting schedule applicable to any equity award held by the executive, including restricted stock, will be amended to immediately vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full).

These provisions are not applicable to any bonus equity held by the executive.

Annual Cash Incentive/Bonus Equity. In addition, upon a change in control, with respect to any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and each executive will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by the executive will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

Termination in Connection with a Change in Control

If within the two years following a change in control the executive is terminated without cause or resigns for good reason (including, generally, a reduction in compensation, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), the executive will be entitled to:

•	the benefits he would have received if his employment was terminated without cause as described above,

•

a lump sum payment equal to his annual target bonus (such target bonus amount to be equal to the highest target bonus in effect with respect to the executive for the year in which the change in control occurred or after the change in control), and

•	accelerated vesting in full of all equity awards held by him (other than any bonus equity held by him).

No Gross-Up Payment for Mr. Glidden. Consistent with our intention to eliminate gross-up payments for excise taxes, Mr. Glidden’s agreement does not provide for a gross-up payment for any excise taxes.

Sunset of Gross-Up Payment for Mr. Cohen and Mr. Cunningham. If a change in control occurs before January 1, 2014, and any payments and benefits payable to the executive would constitute “parachute payments” and be subject to the related excise tax, he will be entitled to a gross-up payment if the amounts payable exceed a threshold. For a change in control occurring on and after January 1, 2014, the executive will not be entitled to a gross-up payment under any circumstances. For the period through January 14, 2014, the amounts payable and benefits provided to the executive under the agreement may be reduced by up to 15% of the value thereof if such reduction would cause the amounts payable and benefits provided not to be subject to the excise tax. If such a reduction is not made and the amounts payable and benefits provided to the executive are subject to such excise tax, he would be entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on such payments made or benefits provided.

Termination upon Death or Disability

If the executive’s employment terminates due to his death or disability:

•	all performance criteria applicable to any equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any bonus equity held by the executive, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

Tabular Presentation of Benefits Provided

The table on the next page shows the benefits that would have been provided under the agreements described above had a change in control and/or termination of each executive’s employment occurred on September 30, 2010. For Mr. Harrison and Mr. Heppelmann, this assumes that the agreements described above, which became effective on October 1, 2010 in connection with the transitions of Mr. Harrison to Executive Chairman and Mr. Heppelmann to Chief Executive Officer, were in effect on September 30, 2010. Because Mr. Moses, who stepped down as our Chief Financial Officer before fiscal year-end, resigned voluntarily, he received no payments or other benefits pursuant to his executive agreement and is not included in the table below. The values of the equity benefits shown in the table are based on the closing price of a share of PTC common stock on The NASDAQ Global Select Market on September 30, 2010 of $19.54. The table does not reflect the value of shares of unrestricted stock or in-the-money exercisable options held by the executive on that date.

Potential Payments on Termination or Change in Control

	Circumstances of Termination or Event
	Termination without Cause	Termination for Cause or Voluntary Resignation	Change in Control		Termination without Cause or Resignation for Good Reason within 2 Years following a Change in Control		Disability or Death
C. Richard Harrison
Executive Chairman
Base Salary	$1,000,000	—	$1,000,000	(1)	—		—
Accelerated Equity	$10,543,725	—	$10,543,725	(2)	—		$10,543,725	(2)

Total	$11,543,725	$0	$11,543,725		$—		$10,543,725

James Heppelmann
President & Chief Executive Officer
Base Salary	$1,500,000	—	—		$1,500,000		—
Bonus	$900,000	—	—		$2,000,000		—
Pro-Rated Bonus	—	—	$1,000,000		—		—
Accelerated Equity	—	—	$2,056,800	(3)	$5,835,816	(2)	$7,892,616	(2)
Benefits Continuation	$78,650	—	—		$78,650		—
Excise Tax Gross Up	N/A	N/A	—		—		N/A

Total	$2,478,650	$0	$3,056,800		$9,414,466		$7,892,616

Jeffrey D. Glidden
Executive Vice President, Chief Financial Officer
Base Salary	$415,000	—	—		$415,000		—
Bonus	—	—	—		$300,000		—
Pro-Rated Bonus	—	—	$300,000		—		—
Accelerated Equity	—	—	$1,028,937	(3)	$514,488	(2)	$1,543,425	(2)
Benefits Continuation	$78,436	—	—		$78,436		—

Total	$493,436	$0	$1,328,937		$1,307,924		$1,543,425

Barry F. Cohen
Executive Vice President, Strategic Services and Partners
Base Salary	$415,000	—	—		$415,000		—
Bonus	—	—	—		$300,000		—
Pro-Rated Bonus	—	—	$300,000		—		—
Accelerated Equity	—	—	$1,025,655	(3)	$3,035,813	(2)	$4,061,468	(2)
Benefits Continuation	$78,258	—	—		$78,258		—
Excise Tax Gross Up	N/A	N/A	—		—		N/A

Total	$493,258	$0	$1,325,655		$3,829,071		$4,061,468

Paul Cunningham
Executive Vice President, Worldwide Sales
Base Salary	$415,000	—	—		$415,000		—
Bonus	—	—	—		$300,000		—
Pro-Rated Bonus	—	—	$300,000		—		—
Accelerated Equity	—	—	$1,025,655	(3)	$3,035,813	(2)	$4,061,468	(2)
Benefits Continuation	$36,050	—	—		$36,050		—
Excise Tax Gross Up	N/A	N/A	—		—		N/A

Total	$451,050	$0	$1,325,655		$3,786,863		$4,061,468

(1)	Mr. Harrison’s employment is automatically terminated upon a change in control.
(2)	Value of unvested shares and restricted stock units, except Bonus Equity, that accelerate and become fully vested, based on a closing stock price of $19.54 on September 30, 2010.
(3)	Value of unvested shares and restricted stock units that would have vested from and after the second anniversary of the change in control that accelerate and become fully vested, based on a closing stock price of $19.54 on September 30, 2010.

EQUITY COMPENSATION PLAN INFORMATION

as of SEPTEMBER 30, 2010

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2000 Equity Incentive Plan	8,832,272	(1)	$9.77	(2)	1,716,981
Terminated equity incentive plans	70,000		$33.30		—

Total	8,902,272	(1)	$10.34	(2)	1,716,981
Equity compensation plans not approved by security holders(3)	2,049,106		$14.49		—

Total	10,951,378	(1)	$12.08	(2)	1,716,981

(1)	Includes 6,052,757 shares of our common stock issuable upon vesting of outstanding restricted stock units granted under our 2000 Equity Incentive Plan.
(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.
(3)	Our 1997 Nonstatutory Stock Option Plan, which was not approved by stockholders, provided for the issuance of nonstatutory stock options only to employees and consultants who were not executive officers of PTC. We terminated the 1997 NSOP in 2005. The terms applicable to the grant of such options were substantially the same as those applicable to the grant of nonstatutory stock options under the 2000 Equity Incentive Plan as described on pages 7-8.

U.S. FEDERAL INCOME TAX CONSEQUENCES FOR AWARDS UNDER THE

2000 EQUITY INCENTIVE PLAN

Incentive Stock Options. A participant does not realize taxable income upon the grant or exercise of an ISO under the 2000 EIP. If a participant does not dispose of shares received upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, then (1) upon sale of the shares, any amount realized in excess of the exercise price is taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss and (2) we may not take a deduction for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the participant.

If shares of common stock acquired upon the exercise of an ISO are disposed of before the end of the one and two-year periods described above (a “disqualifying disposition”), the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price. We would be entitled to a tax deduction for the same amount. Any further gain realized by the participant would be taxed as a short-term or long-term capital gain and would not result in any deduction for us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the participant at the time a nonstatutory option is granted. Upon exercise, the participant realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. We would receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock. Generally, a participant will be taxed at the time the restrictions on the shares lapse. The excess of the fair market value of the shares at that time over the amount paid, if any, by the participant for the shares will be treated as ordinary income. The participant may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. In either case, we would receive a tax deduction for the amount reported as ordinary income to the participant. Upon the participant’s disposition of the shares, any subsequent appreciation or depreciation is treated as a short or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock Units. A participant will generally realize ordinary income in an amount equal to the fair market value of the shares (or the amount of cash) distributed to settle the restricted stock units at the time of settlement, which is generally upon vesting of the restricted stock units. In certain limited circumstances, a settlement date may be later than the vesting date, in which case the settlement would be made in a manner intended to comply with the rules governing non-qualified deferred compensation arrangements. In either case, we would receive a corresponding tax deduction at the time of settlement. If the restricted stock units are settled in shares, then upon sale of those shares any subsequent appreciation or depreciation would be treated as short-term or long-term capital gain or loss to the participant and would not result in any further tax deduction by us.

Excess Parachute Payments. A participant who receives any accelerated vesting or exercise of options or stock appreciation rights or accelerated lapse of restrictions on restricted stock or restricted stock units in connection with a change in control might be deemed to have received an “excess parachute payment” under federal tax law. In such cases, the participant may be subject to an excise tax and we may be denied a tax deduction.

STOCKHOLDER PROPOSALS AND NOMINATIONS

How to Submit a Proposal

If you wish to nominate a person for election as a director or make another proposal for consideration at the 2012 Annual Meeting of Stockholders, you must give written notice to us between September 27, 2011 and October 27, 2011, including the information required by our by-laws. The information required by our by-laws with respect to director nominations is described below.

Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 27, 2011.

Your written proposal must be sent to:	Aaron C. von Staats Secretary Parametric Technology Corporation 140 Kendrick Street Needham, Massachusetts 02494

In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

Information to be Provided in Connection with Director Nominations

If you wish to recommend a person for election as a director, your proposal should include the information described below and a brief statement describing the reasons you believe the person would be an effective director for PTC.

Information about the Director Nominee

You must provide the following information about the director nominee:

•	the name, age, and business and residence addresses of the person,

•

the principal occupation or employment of the person for the past five years, as well as information about any other Board of Directors and board committee on which the person has served during that period,

•	the number of shares of PTC stock, if any, beneficially owned by the person,

•

whether or not the person is currently “independent” from PTC under the independence standards of the NASDAQ Global Select Market and all facts that currently prevent the person from being independent under such standards, if applicable, and

•

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Information about the Nominating Stockholder

You must provide the following information about yourself:

•	your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made,

•

a description of all familial, compensatory, financial and/or other relationships, arrangements and transactions, existing at any time within the preceding three years or currently proposed, between the director nominee and you or the beneficial owner of our shares on whose behalf the proposal is made, if any, or any of your or their respective affiliates and associates, and

•	the details of all the following that are held and/or beneficially owned, directly or indirectly, including through any entity, by you and by such beneficial owner, if any:

—	the number of shares of PTC stock,

—	any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to PTC stock or with a value derived in whole or in part from the value of PTC stock, whether or not such instrument or right is subject to settlement in PTC stock or otherwise (a “derivative instrument”) and any other direct or indirect opportunity of any such person to profit or share in any profit derived from any increase or decrease in the value of PTC stock,

—	any proxy, contract, arrangement, understanding, or relationship pursuant to which you or such other beneficial owner, if any, has a right to vote any shares of PTC stock,

—	any short interest in PTC stock (that is, if you directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity to profit or share in any profit derived from any decrease in the value of PTC stock),

—	any rights to dividends on PTC stock that are separated or separable from PTC stock, and

—	any performance-related fees (other than an asset-based fee) that you or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of PTC stock or derivative instruments, if any, as of the date of your notice, including without limitation any such interest held by members of your immediate family sharing the same household.

The Committee may require any proposed nominee to furnish such other information as it may reasonably require to determine the proposed nominee’s eligibility, or lack thereof, to serve as a director of PTC.

By Order of the Board of Directors,

AARON C. VON STAATS

Secretary

January 25, 2011

The Board of Directors hopes that stockholders will attend the Annual Meeting of Stockholders. Whether or not you plan to attend, we encourage you to vote in advance of the Annual Meeting of Stockholders. Voting promptly will greatly facilitate arrangements for the meeting and your cooperation will be appreciated.

Appendix A

PARAMETRIC TECHNOLOGY CORPORATION

2000 EQUITY INCENTIVE PLAN

1. Purpose.

The purpose of the Parametric Technology Corporation 2000 Equity Incentive Plan (the “Plan”) is to attract and retain directors and key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company’s Common Stock. Certain capitalized terms used herein are defined in Section 9 below.

2. Administration.

The Plan shall be administered by the Committee; provided, that the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3. Eligibility.

All directors and all employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4. Stock Available for Awards.

(a) Amount. Up to an aggregate of 26,800,000 shares of Common Stock, subject to adjustment under subsection (b) may be issued pursuant to Awards, including Incentive Stock Options, under the Plan. If any Award expires or is terminated unexercised or is forfeited, the shares subject to such Award, to the extent of such expiration, termination, or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

(b) Adjustment. In the event of any equity restructuring, whether a stock dividend, recapitalization, split-up or combination of shares, or otherwise, affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number.

(c) Limit on Individual Grants. Subject to adjustment under subsection (b) above, the maximum number of shares of Common Stock that are either subject to Options and Stock Appreciation Rights or are granted as Restricted Stock Units, Restricted Stock or unrestricted stock Awards with respect to which Performance Goals apply under Section 7 below that may be granted to any Participant in the aggregate in any fiscal year shall not exceed 800,000.

5. Stock Options.

(a) Grant of Options. Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”) and (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. No Incentive Stock Option may be granted hereunder more than ten years after the effective date of the Plan.

(b) Terms and Conditions. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state laws, as it considers necessary or advisable.

(c) Payment. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of shares of Common Stock owned by the optionee valued at their Fair Market Value on the date of delivery, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine.

6. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs”). The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.

(b) Exercise Price. The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. A SAR may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of the grant.

7. Stock and Stock Unit Awards.

(a) Grant of Restricted or Unrestricted Stock Awards. The Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary. The Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time.

(b) Grant of Restricted Stock Units. The Committee may grant the right to receive in the future shares of Common Stock subject to forfeiture (“Restricted Stock Units”) and determine the duration of the Restricted Period during which, and the conditions under which, the Award may be forfeited to the Company and the other terms and conditions of such Awards. Restricted Stock Unit Awards shall constitute an unfunded and unsecured obligation of the Company, and shall be settled in shares of Common Stock or cash, as determined by the

Committee at the time of grant or thereafter. Such Awards shall be made in the form of “units” with each unit representing the equivalent of one share of Common Stock.

(c) Performance Goals; Consideration. The Committee may establish Performance Goals for the granting of Restricted Stock, unrestricted stock Awards, Restricted Stock Units or the lapse of risk of forfeiture of Restricted Stock or Restricted Stock Units. Shares of Restricted Stock or unrestricted stock or Restricted Stock Units may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

8. General Provisions Applicable to Awards.

(a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles. No Award to any Participant subject to United States income taxation shall provide for the deferral of compensation that does not comply with Section 409A of the Code.

(b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(c) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

(d) Termination of Service. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(e) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take such actions, including without limitation one or more of the following: (i) providing for the acceleration of any time period relating to the exercise or payment of the Award, (ii) providing for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, whereupon the Award shall terminate, (iii) adjusting the terms of the Award in a manner determined by the Committee to reflect the change in control, or (iv) causing the Award to be assumed, or new rights substituted therefor, by another entity, as the Committee may consider equitable to Participants and in the best interests of the Company.

(f) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

(g) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

(h) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(i) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including without limitation changing the date of exercise or realization, causing the Award to be assumed by another entity, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required (a) if such action would terminate, or reduce the number of shares issuable under, an Option, unless any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is accelerated before such termination or reduction, in which case the Committee may provide for the Participant to receive cash or other property equal to the net value that would be received upon exercise of the terminated Option or the eliminated portion, as the case may be, and (b) in any other case, unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. The Committee shall not, without further approval of the stockholders of the Company, authorize the amendment of any outstanding Option to reduce the exercise price. Furthermore, no Option shall be canceled in exchange for cash or replaced with Options having a lower exercise price without approval of the stockholders of the Company.

9. Certain Definitions.

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit granted under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Committee” means one or more committees each comprised of not less than two members of the Board appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act or an “outside director” within the meaning of Section 162(m) of the Code, respectively.

“Common Stock” or “Stock” means the Common Stock, $.01 par value, of the Company.

“Company” means Parametric Technology Corporation, a Massachusetts corporation.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Goals” means one or more objective performance goals based on one or more of the following criteria established by the Committee: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; return on research and development investment; market capitalization; new product releases; quality improvements; brand or product recognition or acceptance (including market share); cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs or campaigns; strategic accounts or alliances or partnerships; business or information systems or organizational improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; merger or acquisition integration; or any combination of any of the foregoing, and may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

“Reporting Person” means a person subject to Section 16 of the Exchange Act.

10. Miscellaneous.

(a) No Right to Employment. No person shall have any claim or right to be granted an Award. Each employee of the Company or any of its Affiliates is an employee-at-will (that is to say that either the Participant or the Company or any Affiliate may terminate the employment relationship at any time for any reason or no reason at all) unless and only to the extent provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Affiliate. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

(b) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c) Effective Date. The “effective date” of the Plan, from time to time, shall be the most recent date that the Plan was adopted or that it was approved by the stockholders, if earlier (as such terms are used in the regulations under Section 422 of the Code).

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

(e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

Approved by the Board of Directors, November 18, 2010

PARAMETRIC TECHNOLOGY CORPORATION 140 KENDRICK STREET NEEDHAM, MA 02494

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M28958-P04617                                  KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PARAMETRIC TECHNOLOGY CORPORATION		For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR the following:
Vote on Directors		☐	☐	☐
1.	Elect one Class III Director to serve for the next three years:
Nominees:

01) C. Richard Harrison
Vote on Proposals					The Board of Directors recommends you vote for a 1 year frequency:		1 Year	2 Years	3 Years	Abstain
The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain	5.	Advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers.	☐	☐	☐	☐

2.	Approve an increase to 26,800,000 in the total number of shares issuable under the 2000 Equity Incentive Plan.	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

3.	Approve the performance goals under the 2000 Equity Incentive Plan.	☐	☐	☐	6.	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.		☐	☐	☐
4.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		Yes	No
		☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M28959-P04617

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PARAMETRIC TECHNOLOGY CORPORATION

PROXY FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 9, 2011

The undersigned, revoking all prior proxies, hereby appoints Jeffrey Glidden and Aaron von Staats, or either of them acting singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Parametric Technology Corporation (“PTC”) that the undersigned is entitled, if personally present, to vote at the 2011 Annual Meeting of Stockholders to be held at 8:30 a.m., local time, on Wednesday, March 9, 2011, at the Ritz Carlton Hotel & Resort, 280 Vanderbilt Road, Naples, Florida 34108, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 7, 2011. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you notice of the Annual Meeting and the related proxy statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2010.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2, 3, 4 AND 6, AND FOR 1 YEAR ON PROPOSAL 5. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments:

________________________________________________________________________________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE